EXHIBIT 10.1

Published CUSIP Number: 94262PAG5

Revolver CUSIP Number: 94262PAH3

MXN REV CUSIP: 94262PAJ9

CREDIT AGREEMENT

Dated as of December 5, 2018

among

WATSCO, INC.,

WATSCO CANADA, INC.,

CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V.

and

CERTAIN SUBSIDIARIES

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

BRANCH BANKING AND TRUST COMPANY,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

v

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
2.18	Unrestricted Subsidiaries
5.05	Supplement to Interim Financial Statements
5.13	Subsidiaries and Other Equity Investments; Identification Numbers
7.01	Existing Liens
7.03	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of USD/MC Loan Note
C-2	Form of MXN Loan Note
D	Form of Compliance Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Administrative Questionnaire
F	Form of Designated Borrower Request and Assumption Agreement
G	Form of Designated Borrower Notice
H	Form of Guaranteed Party Designation Notice
I	Form of U.S. Tax Compliance Certificate
J	Form of Letters of Credit Report

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 5, 2018, among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Additional Obligations” means (a) all obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Additional Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders (as adjusted during any Seasonal Increase Period or Seasonal Decrease Period), being $500,000,000 on the Closing Date (without giving effect to the adjustment during the Seasonal Decrease Period then in effect).

“Aggregate (MXN) Commitments” means the MXN Commitments of all the Lenders, being $8,000,000 on the Closing Date.

“Aggregate (USD/MC) Commitments” means the USD/MC Commitments of all the Lenders, being $492,000,000 on the Closing Date (without giving effect to the adjustment during the Seasonal Decrease Period then in effect).

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of the following currencies: Euro, Sterling, Canadian Dollars and Mexican Pesos, together with each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $75,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Percentage” means (a) in respect of the Committed (USD/MC) Facility, with respect to any Committed (USD/MC) Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate (USD/MC) Commitments represented by such Committed (USD/MC) Lender’s USD/MC Commitment at such time, subject to adjustment as provided in Section 2.17 and (b) in respect of the Committed (MXN) Facility, with respect to any Committed (MXN) Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate (MXN) Commitments represented by such Committed (MXN) Lender’s MXN Commitment at such time. If the commitment of each Lender to make Committed (USD/MC) Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate (USD/MC) Commitments have expired, then the Applicable Percentage of each Lender in respect of the Committed (USD/MC) Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Committed (USD/MC) Facility most recently in effect, giving effect to any subsequent assignments. If the commitment of each Lender to make Committed (MXN) Loans has been terminated, or if the Aggregate (MXN) Commitments have expired, then the Applicable Percentage of each Lender in respect of the Committed (MXN) Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Committed (MXN) Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage, Applicable (MXN) Percentage and Applicable (USD/MC) Percentage, as applicable, of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable (MXN) Percentage” means, with respect to any Lender at any time, such Lender’s Applicable Percentage in respect of the Committed (MXN) Facility at such time.

“Applicable (USD/MC) Percentage” means, with respect to any Lender at any time, such Lender’s Applicable Percentage in respect of the Committed (USD/MC) Facility at such time.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Letters of Credit	Committed USD/MC Facility Loans		Committed MXN Facility Loans
				Eurocurrency Rate +	Base Rate +	Eurocurrency Rate +
1	< 1.00:1.00	0.075%	0.875%	0.875%	0.000%	1.030%
2	> 1.00:1.00 but < 2.00:1.00	0.125%	1.000%	1.000%	0.000%	1.150%
3	≥ 2.00:1.00 but < 2.50:1.00	0.150%	1.250%	1.250%	0.250%	1.400%
4	≥ 2.50:1.00	0.200%	1.500%	1.500%	0.500%	1.650%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the Measurement Period ending March 31, 2019 shall be determined based upon Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) (“MLPFS”) and JPMorgan Chase Bank, N.A., each in its capacity as joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means (a) in respect of the Committed (USD/MC) Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate (USD/MC) Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Committed (USD/MC) Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 and (b) in respect of the Committed (MXN) Facility, the period from the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate (MXN) Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Committed (MXN) Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency, including Mexico City, Mexico with respect to Loans denominated in Mexican Pesos.

“Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains a “defined benefit provision” as such term is defined in Section 147.1(1) of the Income Tax Act (Canada).

“Canadian Loan Party” means any Loan Party that is organized under the federal laws of Canada or the laws of one of the provinces or territories of Canada.

“Canadian Pension Plan” means a pension plan or plan that is subject to applicable pension benefits legislation in any jurisdiction of Canada and that is established by a Loan Party or any Subsidiary thereof, and organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Loan Party or any Subsidiary thereof.

“Canadian Pension Plan Termination Event” means an event which would entitle a Person (without the consent of the Company, a Designated Borrower or a Restricted Subsidiary) to wind up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind up or order the termination or wind-up of, in full or in part, any Canadian Pension Plan, or the receipt by a the Company or a Restricted Subsidiary of correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind-up of any Canadian Pension Plan, or an event respecting any Canadian Pension Plan which would result in the revocation of the registration of such Canadian Pension Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.

“Canadian Subsidiary” means any Subsidiary that is organized under the federal laws of Canada or the laws of one of the provinces or territories of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Committed (USD/MC) Lenders, as collateral for L/C Obligations or obligations of the Committed (USD/MC) Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens permitted by Section 7.01):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one-hundred eighty (180) days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(e) debt securities with a maturity of no greater than 365 days and rated at least “A-” by S&P or at least “A3” by Moody’s;

(f) Investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition; and

(g) subject to the restriction set forth in Section 5.14, other debt or equity securities which are listed on a national securities exchange or freely traded in the over-the-counter market so long as the cost of such securities does not exceed at any time in the aggregate an amount equal to 5% of Consolidated Tangible Assets as of the Company’s most recent fiscal year end.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, that for any of the foregoing to be included as a “Guaranteed Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Party Designation Notice to the Administrative Agent prior to such date of determination.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“CFC Debt” means intercompany loans, Indebtedness, or receivables owed or treated as owed by one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) with respect to the Company,

(i) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than Albert Nahmad and each Related Affiliate (each an “Existing Control Group”) either (A) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or securities convertible into or exchangeable for such Voting Stock) representing fifty percent (50%) or more of the combined voting power of all Voting Stock of the Company (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Company (provided, that if an event described in this clause (i) shall occur solely by reason of the death of one or more members of the Existing Control Group, then a “Change of Control” shall not be deemed to have occurred so long as the Voting Stock of the decedent is owned of record by the estate or immediate family of such decedent or another member of the Existing Control Group); or

(ii) during any period of up to twenty-four (24) consecutive months, commencing on the Closing Date, individuals who at the beginning of such twenty-four (24)-month period were directors of the Company shall cease for any reason (other than the death, disability or retirement of a director or of an officer of the Company that is serving as a director at such time so long as another officer of the Company replaces such Person as a director) to constitute a majority of the board of directors of the Company, unless the replacement thereof (x) was recommended or approved by a majority of the then directors or (y) with respect to whom votes by Albert Nahmad and/or any of his Family Members and/or Related Affiliates were sufficient for such member’s election to the board of directors of the Company;

(b) with respect to any Wholly-Owned Material Subsidiary (other than pursuant to transactions permitted under this Agreement),

(i) the Company shall cease to own, directly or indirectly, at least 100% of the Voting Stock of each Wholly-Owned Material Subsidiary existing on the Closing Date or any other Subsidiary that is or becomes a Wholly-Owned Material Subsidiary after the date hereof; or

(ii) any Person or two or more Persons acting in concert other than the Company shall have acquired by contract or otherwise, or shall have consummated a contract or arrangement that results in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of such Material Subsidiary; or

(c) with respect to the Canadian Borrower, the Company shall cease to own, directly or indirectly, at least 100% of the Voting Stock of such Borrower; or

(d) with respect to any Designated Borrower (other than the Canadian Borrower), the Company shall cease to own, directly or indirectly, at least the percentage of the Voting Stock of such Designated Borrower that it owned on the date such entity became a Designated Borrower hereunder.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a USD/MC Commitment or a MXN Commitment, as the context may require.

“Committed (MXN) Borrowing” means a Borrowing consisting of simultaneous Committed (MXN) Loans of the same Type, in Mexican Pesos and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

“Committed (USD/MC) Borrowing” means a Borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Committed Borrowing” means a Committed (MXN) Borrowing or Committed (USD/MC) Borrowing.

“Committed (MXN) Facility” means, at any time, the revolving credit facility provided in this Agreement pursuant to the Aggregate (MXN) Commitments.

“Committed (USD/MC) Facility” means, at any time, the revolving credit facility provided in this Agreement pursuant to the Aggregate (USD/MC) Commitments.

“Committed (MXN) Lender” means, at any time, any Lender that has an MXN Commitment or outstanding Committed (MXN) Loans at such time.

“Committed (USD/MC) Lender” means, at any time, any Lender that has a USD/MC Commitment or outstanding Committed (USD/MC) Loans or participations in L/C Obligations and Swing Line Loans at such time.

“Committed (MXN) Loan” has the meaning specified in Section 2.01(b).

“Committed (USD/MC) Loan” has the meaning specified in Section 2.01(a).

“Committed Loans” means a Committed (USD/MC) Loan or a Committed (MXN) Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for the Company and the Restricted Subsidiaries for any Measurement Period ending on the date of computation thereof, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period and without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, and (iii) depreciation and amortization (including non-cash, stock based compensation) minus (c) to the extent included in the determination of Consolidated Net Income, cash distributions to any Joint Venture partner, in each case, determined on a consolidated basis in accordance with GAAP; provided that, in any event and for all periods, non-cash gains or losses on foreign currency translation in connection with the re-measurement of balance sheet assets and liabilities shall be excluded from the calculation of Consolidated EBITDA; provided further that, for the purposes of calculating Consolidated EBITDA for any Measurement Period, (A) if at any time during such Measurement Period (and after the Closing Date), the Company or any of the Restricted Subsidiaries shall have made an Acquisition or converted any Unrestricted Subsidiary into a Restricted Subsidiary, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Acquisition or conversion, as applicable, are factually supportable, and are expected to have a continuing impact, as determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to the Administrative Agent as if any such Acquisition or conversion, as applicable, occurred on the first day of such Measurement Period and (B) if at any time during such Measurement Period (and after the Closing Date), the Company or any of the Restricted Subsidiaries shall have made a disposition of any subsidiary or any division or business line or converted any Restricted Subsidiary to an Unrestricted Subsidiary, Consolidated EBITDA for such Measurement Period shall be calculated as if such disposition or conversion, as applicable, occurred on the first day of such Measurement Period.

Consolidated EBITDA of the Company and the Restricted Subsidiaries shall be calculated to exclude therefrom any Consolidated EBITDA directly attributable to Unrestricted Subsidiaries and non-Wholly-Owned Subsidiaries, but shall include (i) all Consolidated EBITDA directly attributable to any such non-Wholly-Owned Subsidiary that is a Loan Party, (ii) all Consolidated EBITDA (less any distributions to the Joint Venture partner (other than the Company or its Subsidiaries) in respect of such non-Wholly-Owned Subsidiary) directly attributable to any such non-Wholly-Owned Subsidiary (x) that is not a Loan Party and (y) all of the assets of which are subject to a perfected security interest in favor of the Company or a Designated Borrower, as the case may be, pursuant to security arrangements reasonably acceptable to the Administrative Agent (it being understood that the only method of perfection shall be (x) the filing of UCC financing statements with respect to assets of the U.S. Subsidiaries, (y) the filing of PPSA financing statements with respect to the assets of the Canadian Subsidiaries and (z) to the extent such equivalent exists, the equivalent with respect to the assets of any other Foreign Subsidiaries or, if no such equivalent exists, such other methods of perfection as are required to achieve substantially equivalent perfection) and

(iii) the amount of any cash dividends or distributions actually received in the relevant period by the Company from any such non-Wholly-Owned Subsidiary or any such Unrestricted Subsidiary (x) that is not a Loan Party and (y) all of the assets of which are not subject to a perfected security interest in favor of the Company or a Designated Borrower, as the case may be, pursuant to security arrangements described in clause (ii) above.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently ended Measurement Period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) total cash interest expense, including without limitation, the portion of rent expense of the Company and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP (whether or not actually paid during such period), plus (b) the net amount payable (or minus the net amount receivable) under Hedge Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) (x) Consolidated Total Indebtedness for the most recently ended Measurement Period minus (y) Liquidity to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any Measurement Period ending on the date of computation thereof, the net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein and without duplication) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) cash restructuring charges in an aggregate amount for any Measurement Period not to exceed 5% of Consolidated EBITDA (as calculated without giving effect to such add-back of cash restructuring charges) for such Measurement Period, (d) non-cash restructuring charges, (e) other non-recurring, non-cash charges, and (f) any Equity Interest of the Company or any Restricted Subsidiary in the unremitted earnings of any Person that is not a Restricted Subsidiary.

“Consolidated Tangible Assets” means, on any date of computation, Consolidated Total Assets minus intangible assets of the Company and the Restricted Subsidiaries on such date.

“Consolidated Total Assets” means, for the Company and the Restricted Subsidiaries for any period ending on the date of computation thereof, determined on a consolidated basis in accordance with GAAP, the aggregate book value of the assets of the Company and the Restricted Subsidiaries for such period.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, all Indebtedness of the Company and the Restricted Subsidiaries (other than (i) as described in clause (k) under the definition of “Indebtedness” herein and (ii) reimbursement obligations in respect of undrawn letters of credit), determined on a consolidated basis in accordance with GAAP, including, but not limited to, all of the Obligations that would constitute Indebtedness. For purposes of determining “Consolidated Total Indebtedness”, the principal amount of any Synthetic Lease Obligation shall be deemed to be the amount that would be reflected on the balance sheet of the Company and the Restricted Subsidiaries if such Synthetic Lease Obligation were characterized as a capital lease rather than an operating lease.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, concurso, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Mexican Borrower” means each Designated Borrower that is a Mexican Subsidiary.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Designated Lender” shall have the meaning set forth in Section 2.20.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Obligor” means a Loan Party that is a U.S. Person.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, official standards (normas tecnicas), decrees or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means:

(a) With respect to any Credit Extension:

(i) denominated in a LIBOR Quoted Currency, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii) denominated in Mexican Pesos, the rate per annum equal to the Interbanking Equilibrium Interest Rate (Tasa de Interes Interbancaria de Equilibrio, also known as “TIIE”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published by Banco de Mexico in the Federation’s Official Gazette (Diario Oficial de la Federacion) (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 12:00 noon (Mexico City, Mexico time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iv) with respect to a Credit Extension denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a); and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero percent, such rate shall be deemed to be zero percent for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary of the Company or (b) any Subsidiary to the extent guaranteeing the Obligations would conflict with applicable Law.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or the L/C Issuer, U.S. federal and Mexican withholding Taxes imposed on amounts payable to or for the account of such Lender or the L/C Issuer with respect to an applicable interest in a Loan, Commitment or Letter of Credit pursuant to a law in effect on the date on which (i) such Lender or the L/C Issuer acquires such interest in the Loan, Commitment or Letter of Credit (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender or the L/C Issuer changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender or the L/C Issuer’s assignor immediately before such Lender or the L/C Issuer became a party hereto or to such Lender or the L/C Issuer immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any U.S. federal withholding Taxes imposed pursuant to FATCA, and (e) any U.S. backup withholding Taxes.

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 27, 2012 among the Company, the Canadian Borrower, certain other Subsidiaries of the Company, JPMorgan Chase Bank, N.A., as agent, and a syndicate of lenders.

“Existing Letters of Credit” means the letters of credit described in Schedule 1.01.

“Facility” means the Committed (USD/MC) Facility or the Committed (MXN) Facility, as the context may require.

“Family Member” shall mean, with respect to Albert Nahmad, any spouse, child (including any child by adoption and any child as to whom Albert Nahmad or his spouse has legal custody), and grandchild (including by adoption) and/or their respective spouses.

“FASB” means the Financial Accounting Standards Board.

“FASB ASC” means the Accounting Standards Codification of the FASB.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated November 5, 2018, among the Company, the Administrative Agent and MLPFS.

“Foreign Holding Company” means any U.S. Subsidiary, all or substantially all of the assets of which consist of Equity Interests in one or more CFCs or CFC Debt.

“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligations” means all Guaranteed Obligations other than Obligations arising from Loans or Commitments made to, or Letters of Credit issued for the account of, any Domestic Obligor and other than Additional Obligations of a Domestic Obligor or U.S. Subsidiary; provided, however, for the sake of clarity, (i) the Obligations of the Foreign Obligors shall include all of the foregoing with respect to Loans the proceeds of which are used for the benefit of any Foreign Obligor, in which case, such proceeds shall be deemed Borrowings incurred by such Foreign Obligor and (ii) the obligations of the Foreign Obligors for Foreign Obligations and for Additional Obligations of any Foreign Obligor shall be joint and several.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable (USD/MC) Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Committed (USD/MC) Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable (USD/MC) Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Committed (USD/MC) Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and any of its Subsidiaries and any Cash Management Bank.

“Guaranteed Hedge Agreement” means any Hedge Agreement between any Loan Party and any of its Subsidiaries and any Hedge Bank.

“Guaranteed Obligations” means all Obligations and all Additional Obligations.

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders (including Designated Lenders), the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Guaranteed Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Guaranty” means that certain Guaranty dated as of the Closing Date, made by the Company, each Designated Borrower (other than any Designated Mexican Borrower) and the other Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or VII.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Article VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Guaranteed Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Guaranteed Hedge Agreement and provided further that for any of the foregoing to be included as a “Guaranteed Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Party Designation Notice to the Administrative Agent prior to such date of determination.

“Immaterial Subsidiary” means each Subsidiary of the Company that is not a Material Subsidiary.

“Impacted Loans” has the meaning specified in Section 3.03.

“Indebtedness” of any Person means, without duplication, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business);

(d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person;

(e) all Capital Lease Obligations of such Person;

(f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit;

(g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above;

(h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person;

(i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person (other than any obligation of a Loan Party or Restricted Subsidiary to acquire any Equity Interests of Sigler that are not owned by the Company and its Subsidiaries on the Closing Date);

(j) Off-Balance Sheet Liabilities; and

(k) obligations under any Hedge Agreements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or in the case of a Eurocurrency Rate Loan denominated in Mexican Pesos, twenty-eight (28), ninety-one (91) or one hundred eighty two (182) days thereafter) (in each case, subject to availability), as selected by the Company in its Committed Loan Notice, or such other period that is twelve months or less (including one week) requested by the Company and consented to by all the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.08.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means any joint venture in which the Company has a direct or indirect ownership interest.

“JV Operating Agreement” means the Operating Agreement of Carrier Enterprise, LLC (Amended and Restated) dated July 1, 2009.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Committed (USD/MC) Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable (USD/MC) Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed (USD/MC) Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit to the Borrowers pursuant to Section 2.03, in an initial amount not to exceed the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “L/C Commitment” or, as the case may be, opposite such Lender’s name in the Assignment and Assumption pursuant to which such Lender became a party hereto, as such amount may be adjusted from time to time in accordance with this Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of Bank of America, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and each other Lender designated by the Company as an “L/C Issuer” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 10.06. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender. The term “Lender” shall include any Designated Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate (USD/MC) Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate (USD/MC) Commitments.

“LIBOR” has the meaning specified in the definition of “LIBOR Screen Rate”.

“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro; and Sterling; in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Screen Rate” means the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page or other applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Company).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the excess (if any) of (i) the aggregate amount of unrestricted and unencumbered cash maintained by the Company in the United States of America over (ii) $25,000,000; provided that Liquidity shall be equal to $0 if there are any Loans outstanding as of such date.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16, the Fee Letter, the Guaranty and all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Guaranteed Hedge Agreement or any Guaranteed Cash Management Agreement).

“Loan Parties” means, collectively, the Company, each Subsidiary Guarantor and each Designated Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, financial condition, assets or liabilities of any Borrower or of the Company and the Restricted Subsidiaries taken as a whole; (b) the ability of the Loan Parties to perform their material obligations under this Agreement; or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Agreement” means any agreement filed pursuant to Item 601(b)(10) of Regulation S-K (17 C.F.R. 229, et seq.) with the Company’s most recent Annual Report on Form 10-K.

“Material Subsidiary” means, as of any date of determination thereof, any Restricted Subsidiary of the Company that (a) generated more than 5% of Consolidated EBITDA for the Measurement Period most recently ended for which financial information is available (calculated on a pro forma basis in a manner consistent with the adjustments described in Section 1.03(c) and in a manner consistent with the definition of “Consolidated EBITDA” but appropriately adjusted to apply to the particular group of Persons in question) or (b) owned Consolidated Total Assets (including Equity Interests in other Subsidiaries) equal to or greater than 5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries, on a consolidated basis as of the end of the Measurement Period most recently ended for which financial information is available (calculated on a pro forma basis in a manner consistent with the adjustments described in Section 1.03(c) and in a manner consistent with the definition of “Consolidated Total Assets”).

“Maturity Date” means with respect to the Committed (USD/MC) Facility and the Committed (MXN) Facility, December 5, 2023; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Company (or, for purposes of determining Pro Forma Compliance, the most recently completed four (4) fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 6.01) or, if fewer than four (4) consecutive fiscal quarters of the Company have been completed since the Closing Date, the fiscal quarters of the Company that have been completed since the Closing Date (or, for purposes of determining Pro Forma Compliance, if financial statements have been delivered pursuant to Section 6.01 for fewer than four (4) consecutive fiscal quarters of the Company since the Closing Date, the fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 6.01 since the Closing Date).

“Mexican Borrower” has the meaning specified in the introductory paragraph hereto.

“Mexican Subsidiary” means any Subsidiary that is organized under the federal laws of Mexico or the laws of one of the states, provinces or territories of Mexico.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“MXN Commitment” means, as to each Lender, its obligation to make Committed (MXN) Loans to the Designated Mexican Borrowers pursuant to Section 2.01(b), in an aggregate principal amount at any one time not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “MXN Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“MXN Loan Note” means a promissory note made by a Designated Mexican Borrower in favor of a Committed (MXN) Lender evidencing Committed (MXN) Loans made by such Lender to such Borrower, substantially in the form of Exhibit C-2.

“Non-Consenting Lender” means (a) any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders, (b) any Committed (USD/MC) Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Committed (USD/MC) Lenders or all affected Committed (USD/MC) Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required (USD/MC) Lenders or (c) any Committed (MXN) Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Committed (MXN) Lenders or all affected Committed (MXN) Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required (MXN) Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” means a MXN Loan Note or a USD/MC Loan Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Company and its Restricted Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a) no Default shall then exist or would exist after giving effect thereto (as to which a Responsible Officer shall certify in writing);

(b) the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a Pro Forma Basis, (i) the Loan Parties are in Pro Forma Compliance with the covenant set forth in Section 7.11(a) and (ii) either (x) the Consolidated Leverage Ratio shall be no greater than 4.00 to 1.00, calculated using the same Measurement Period used to determine Pro Forma Compliance in the foregoing clause (i) or (y) such Acquisition shall be funded solely from the proceeds of issuances of Equity Interests made within six (6) months of such Acquisition;

(c) if the purchase price of any such Permitted Acquisition is in excess of $150,000,000, the Administrative Agent and the Lenders shall have received pro forma historical financial statements as of the end of the most recently completed fiscal period of the Company (whether quarterly or year-end) giving effect to such Acquisition and assuming that any Indebtedness incurred to effect such Acquisition shall be deemed to have been outstanding during the Measurement Period of the Company preceding such Acquisition and to have borne a rate of interest during such period equal to that rate in existence at the date of determination, together with a Compliance Certificate, executed by a Responsible Officer of the Company, prepared on a historical pro forma basis giving effect to such Acquisition as of the most recent fiscal quarter of the Company then ended, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto;

(d) the line or lines of business of the Target to be (or whose assets are to be) so purchased or acquired are (A) ancillary businesses that support the Borrowers’ existing HVAC distribution business as well as other distribution lines of business;

(e) the Target shall be a Subsidiary, or be merged into or with the Company or one of its Subsidiaries, immediately upon consummation of the Acquisition (or if assets are being purchased or acquired, the acquirer shall be the Company or one of its Subsidiaries); and

(f) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Private Placement Debt” means Indebtedness for borrowed money issued by the Company in a private placement transaction; provided, that all of the following conditions shall be satisfied:

(a) the scheduled maturity date of such Indebtedness shall be no earlier than the date that is 91 days after the Maturity Date;

(b) such Indebtedness shall be unsecured;

(c) the weighted average life to maturity of such Indebtedness shall, at all times, be greater than the sum of (i) the aggregate number of days remaining as of such date until (and including) the Maturity Date plus (ii) 91 days;

(d) the instruments and agreements evidencing such Indebtedness, and any agreement under which such Indebtedness, and any agreement under which such Indebtedness is created, shall provide that the right to payment of the holders or owners of Private Placement Debt (including any trustee or agent acting on behalf of such holders or owners, collectively “Private Placement Debt Holders”) shall either be subordinate to or rank pari passu in all respects with the rights of the Lenders and the Administrative Agent to payment and performance of the Obligations on terms reasonably acceptable to the Administrative Agent, and the terms thereof shall otherwise be no more favorable than the terms applicable to the Committed Loans;

(e) both immediately prior to and immediately after giving effect to the issuance of such Indebtedness, there shall not have occurred and be continuing any Default or Event of Default;

(f) the Company shall furnish to the Administrative Agent, not later than the earliest date of delivery thereof to any actual or prospective Private Placement Debt Holder, copies of (i) all preliminary placement memoranda and final placement memoranda relating to such Indebtedness and (ii) drafts of all documents and agreements under which such Indebtedness is to be created or governed; and

(g) not later than ten (10) days prior to the issuance of such Indebtedness, the Company shall deliver to the Administrative Agent a Compliance Certificate, executed by a Responsible Officer of the Company and containing calculations giving historical pro forma effect to the issuance of such Indebtedness as of and for the four consecutive fiscal quarter period ending at the end of most recent fiscal quarter of the Company preceding the date of such issuance (assuming for such purpose that the initial rate or rates of interest provided for therein (and giving effect to any increase in rates of interest therein provided) remained in effect for such four fiscal quarter period), which certificate shall demonstrate that the issuance of such Indebtedness does not cause, create or result in a Default or Event of Default on a historical pro forma basis.

“Private Placement Debt Holders” is defined in the definition of Private Placement Debt.

“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Company and its Restricted Subsidiaries for such Measurement Period;

(b) in the case of an actual or proposed Acquisition, all income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Company and its Restricted Subsidiaries for such Measurement Period;

(c) interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Company and its Restricted Subsidiaries for such Measurement Period; and

(d) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Company and its Restricted Subsidiaries for such Measurement Period.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Related Affiliate” shall mean, with respect to Albert Nahmad, (a) a foundation or similar entity established by Albert Nahmad or any Family Member for the principal purpose of serving charitable goals which are controlled by Albert Nahmad and/or any one or more Family Members; (b) any trust and/or estate, the beneficiaries of which principally include Albert Nahmad, Family Members and/or the Persons named in clause (a); and (c) any corporation, limited liability company or partnership which is Controlled and a majority of the ownership interests of which are owned by Albert Nahmad, Family Members and/or the Persons named in clauses (a) or (b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required (MXN) Lenders” means, at any time, Lenders representing more than 50% of the sum of the Revolving (MXN) Credit Exposure plus the aggregate unused MXN Commitments. The aggregate Revolving (MXN) Credit Exposure and unused MXN Commitment of any Defaulting Lender shall be disregarded in determining Required (MXN) Lenders at any time.

“Required (USD/MC) Lenders” means, at any time, Lenders representing more than 50% of the sum of the Revolving (USD/MC) Credit Exposure plus the aggregate unused USD/MC Commitments. The aggregate Revolving (USD/MC) Credit Exposure and unused USD/MC Commitment of any Defaulting Lender shall be disregarded in determining Required (USD/MC) Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender which is a Committed (USD/MC) Lender has failed to fund that have not been reallocated to and funded by another Committed (USD/MC) Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender which is a Committed (USD/MC) Lender has failed to fund that have not been reallocated to and funded by another Committed (USD/MC) Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, treasurer, assistant treasurer, controller or senior vice president of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine, the Required (USD/MC) Lenders or the Required (MXN) Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required (USD/MC) Lenders shall require.

“Revolving (MXN) Credit Exposure” means, as to any Committed (MXN) Lender at any time, the aggregate amount at such time of its Total (MXN) Outstandings.

“Revolving (USD/MC) Credit Exposure” means, as to any Committed (USD/MC) Lender at any time, the aggregate amount at such time of its Committed (USD/MC) Loans and the aggregate Outstanding Amount of such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Exposure” means, as to any Lender at any time, its Revolving (MXN) Credit Exposure and its Revolving (USD/MC) Credit Exposure.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03.

“Seasonal Decrease Period” means the period beginning on October 1 of each calendar year and continuing through March 31 of the immediately succeeding calendar year.

“Seasonal Increase Period” means the period beginning on April 1 of each calendar year and continuing through September 30 of such calendar year.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the United States Securities Act of 1933.

“Sigler” has the meaning specified in Section 7.02(g).

“Sigler Acquisition” has the meaning specified in Section 7.02(g).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent (or the applicable L/C Issuer) to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately Noon on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent (or the applicable L/C Issuer) may obtain such spot rate from another financial institution designated by the Administrative Agent (or the applicable L/C Issuer) if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” means, collectively, (a) each Material Subsidiary of the Company that is party to the Guaranty as of the Closing Date and (b) each other Material Subsidiary or Restricted Subsidiary, if any, that becomes a Subsidiary Guarantor pursuant to Section 6.13.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate (USD/MC) Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate (USD/MC) Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $50,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Outstandings” means the sum of the Total (MXN) Outstandings and the Total (USD/MC) Outstandings.

“Total (MXN) Outstandings” means the aggregate Outstanding Amount of all Committed (MXN) Loans.

“Total (USD/MC) Outstandings” means the aggregate Outstanding Amount of all Committed (USD/MC) Loans, Swing Line Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary that has been designated as an “Unrestricted Subsidiary” pursuant to Section 2.18 and has not been re-designated as a Restricted Subsidiary in accordance with such Section 2.18.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“USD/MC Commitment” means, as to each Lender, its obligation to (a) make Committed (USD/MC) Loans to the Borrowers (other than the Designated Mexican Borrowers) pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “USD/MC Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“USD/MC Loan Note” means a promissory note made by a Borrower (other than a Designated Mexican Borrower) in favor of a Lender evidencing Loans (other than Committed (MXN) Loans) made by such Lender to such Borrower, substantially in the form of Exhibit C-1.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“WCI Debt” means the intercompany loan from the Company to the Canadian Borrower made on or about December 19, 2012 in the original principal amount of CDN$76,500,000, of which all of it remains outstanding on the Closing Date.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Company and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by applicable Law to be owned by a Person other than the Company and/or one or more of its Wholly-Owned Subsidiaries).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Except as otherwise agreed, all accounting and financial calculations and determinations shall be made without consolidating the accounts of Unrestricted Subsidiaries with those of the Company or any Restricted Subsidiary, notwithstanding that such treatment is inconsistent with GAAP.

(b) Changes in GAAP. If at any time any change in GAAP (including any change required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or its successors) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that (i) until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP and (ii) any operating lease that is treated as a capital lease as a result of a change in GAAP (or a change in the application thereof) (including any lease entered into after the Closing Date) shall be treated as an operating lease for all purposes under this Agreement.

(c) Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition, by the Company and its Restricted Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing or conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.06 Additional Alternative Currencies.    (a) The Company may from time to time request that Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request shall be subject to the approval of the Administrative Agent and the Lenders.

(b) Any such request shall be made to the Administrative Agent not later than Noon, 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). The Administrative Agent shall promptly notify each Lender of any such request. Each Lender shall notify the Administrative Agent, not later than Noon, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans.

(a) Committed (USD/MC) Loans. Subject to the terms and conditions set forth herein, each Committed (USD/MC) Lender severally agrees to make loans (each such loan, a “Committed (USD/MC) Loan”) to the Borrowers (other than any Designated Mexican Borrower) in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period with respect to the Committed (USD/MC) Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s USD/MC Commitment; provided, however, that after giving effect to any Committed (USD/MC) Borrowing, (i) the Total (USD/MC) Outstandings shall not exceed the Aggregate (USD/MC) Commitments, (ii) the Revolving (USD/MC) Credit Exposure of any Lender shall not exceed such Lender’s USD/MC Commitment, and (iii) the aggregate Outstanding Amount of all Committed Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s USD/MC Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed (USD/MC) Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Committed (MXN) Loans. Subject to the terms and conditions set forth herein, each Committed (MXN) Lender severally agrees to make loans (each such loan, a “Committed (MXN) Loan”) to the Designated Mexican Borrowers in Mexican Pesos from time to time, on any Business Day during the Availability Period with respect to the Committed (MXN) Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s MXN Commitment; provided, however, that after giving effect to any Committed (MXN) Borrowing, (i) the Total (MXN) Outstandings shall not exceed the Aggregate (MXN) Commitments, (ii) the Revolving (MXN) Credit Exposure of any Lender shall not exceed such Lender’s MXN Commitment, and (iii) the aggregate Outstanding Amount of all Committed Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s MXN Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed (MXN) Loans shall be Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than Noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, Canadian Dollars or Mexican Pesos or of any conversion of Eurocurrency Rate Loans denominated in Dollars, Canadian Dollars or Mexican Pesos to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies (other than Canadian Dollars or Mexican Pesos), and (iii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than one week or one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than Noon (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, Canadian Dollars or Mexican Pesos, or (ii) five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies (other than Canadian Dollars or Mexican Pesos), whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than Noon, (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, Canadian Dollars or Mexican Pesos, or (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies (other than Canadian Dollars or Mexican Pesos), the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders (it being understood that Lender consent is not needed for requested Interest Periods of one, two, three or six months in duration). Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in the case of Eurocurrency Rate Loans denominated in Alternative Currencies, the dollar equivalent thereof). Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed (USD/MC) Borrowing, a Committed (MXN) Borrowing, a conversion of Committed (USD/MC) Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed (USD/MC) Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting (i) a Borrowing other than a Committed (MXN) Borrowing, then the Committed Loans so requested shall be made in Dollars and (ii) a Committed (MXN) Borrowing, then the Committed Loans so requested shall be made in Mexican Pesos. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Eurocurrency Rate Loans in their original currency (or, if a new Committed Loan, Dollars) with an Interest Period of one month. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an

Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency. Notwithstanding anything herein to the contrary, (i) the Company shall not be entitled to request, on behalf of any Designated Mexican Borrower, any Loan other than a Committed (MXN) Loan and (ii) the Company shall not be entitled to request, on behalf of any Borrower other than a Designated Mexican Borrower, a Committed (MXN) Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is (i) the initial Credit Extension, Section 4.01 and (ii) a Borrowing of Committed (MXN) Loans, Section 4.03), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Rate Loan, (ii) unless repaid, each Eurocurrency Rate Loan denominated in Dollars shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Rate Loan denominated in an Alternative Currency shall automatically be continued as a Eurocurrency Rate with an Interest Period of one month.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Committed (USD/MC) Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in an Alternative Currency for the account of the Company or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Committed (USD/MC) Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Outstanding Amount of the L/C Obligations shall not exceed the Alternative Currency Sublimit, (x) the Total (USD/MC) Outstandings shall not exceed the Aggregate (USD/MC) Commitments, (y) the Revolving (USD/MC) Credit Exposure of any Lender shall not exceed such Lender’s USD/MC Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; provided, further, that after giving effect to all L/C Credit Extensions, the aggregate Outstanding Amount of all L/C Obligations of any L/C Issuer shall not exceed such L/C Issuer’s L/C Commitment. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) Subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required (USD/MC) Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Committed (USD/MC) Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;

(F) any Committed (USD/MC) Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Committed (USD/MC) Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible

Officer of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than Noon at least three Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Committed (USD/MC) Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Committed (USD/MC) Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable (USD/MC) Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Committed (USD/MC) Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required (USD/MC) Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Committed (USD/MC) Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer, upon request, will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than Noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Company fails to timely reimburse the L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Committed (USD/MC) Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable (USD/MC) Percentage thereof. In such event, the Company shall be deemed to have requested a Committed (USD/MC) Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate (USD/MC) Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Committed (USD/MC) Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable (USD/MC) Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Committed (USD/MC) Lender that so makes funds available shall be deemed to have made a Base Rate Committed (USD/MC) Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed (USD/MC) Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Committed (USD/MC) Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03. In no event shall a Default be triggered by any such failure of any Loan Party to reimburse the L/C Issuer pursuant to clause (i) above.

(iv) Until each Committed (USD/MC) Lender funds its Committed (USD/MC) Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable (USD/MC) Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Committed (USD/MC) Lender’s obligation to make Committed (USD/MC) Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Committed (USD/MC) Lender’s obligation to make Committed (USD/MC) Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). Subject to Section 2.19(b), no such making of an L/C Advance shall relieve or otherwise impair the joint and several obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Committed (USD/MC) Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed

(USD/MC) Loan included in the relevant Committed (USD/BC) Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Committed (USD/MC) Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Committed (USD/MC) Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable (USD/MC) Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Committed (USD/MC) Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable (USD/MC) Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Committed (USD/MC) Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. Subject to Section 2.19(b), the joint and several obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, or the ISP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Committed (USD/MC) Lenders or the Required (USD/MC) Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Subject to Section 2.19(b), the Borrowers hereby jointly and severally assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (subject to Section 2.03(a)(iii)). In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Committed (USD/MC) Lender in accordance, subject to adjustment as provided in Section 2.17, with its Applicable (USD/MC) Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required (USD/MC) Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter with respect to such Letters of Credit issued by Bank of America and with respect to such Letters of Credit issued by any other L/C Issuer, at a rate determined by the Company and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(l) Letters of Credit Reports. For so long as any Letter of Credit issued by an L/C Issuer (other than Bank of America) is outstanding, such L/C Issuer shall deliver to the Administrative Agent within five (5) Business Days after each calendar month, a report with information for every outstanding Letter of Credit issued by such L/C Issuer (which report may be in the form of Exhibit J). The Administrative Agent will notify the Lenders of its receipt of any such report and provide a copy thereof to any Lender following such Lender’s request.

(m) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Committed (USD/MC) Lenders set forth in this Section 2.04, may in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period with respect to the Committed (USD/MC) Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable (USD/MC) Percentage of the Outstanding Amount of Committed (USD/MC) Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s USD/MC Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total (USD/MC) Outstandings shall not exceed the Aggregate (USD/MC) Commitments, and (ii) the Revolving (USD/MC) Credit Exposure of any Lender shall not exceed such Lender’s USD/MC Commitment, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.    Immediately upon the making of a Swing Line Loan, each Committed (USD/MC) Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable (USD/MC) Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) the interest rate applicable thereto. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Committed (USD/MC) Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Committed (USD/MC) Lender make a Base Rate Committed (USD/MC) Loan in an amount equal to such Lender’s Applicable (USD/MC) Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate (USD/MC) Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Committed (USD/MC) Lender shall make an amount equal to its Applicable (USD/MC) Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Committed (USD/MC) Lender that so makes funds available shall be deemed to have made a Base Rate Committed (USD/MC) Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed (USD/MC) Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed (USD/MC) Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Committed (USD/MC) Lenders fund its risk participation in the relevant Swing Line Loan and each Committed (USD/MC) Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Committed (USD/MC) Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Committed (USD/MC)Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed (USD/MC) Loan included in the relevant Committed (USD/MC) Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Committed (USD/MC) Lender’s obligation to make Committed (USD/MC) Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Committed (USD/MC) Lender’s obligation to make Committed (USD/MC) Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Committed (USD/MC) Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable (USD/MC) Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Committed (USD/MC) Lender shall pay to the Swing Line Lender its Applicable (USD/MC) Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Committed (USD/MC) Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Committed (USD/MC) Lender funds its Base Rate Committed (USD/MC) Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable (USD/MC) Percentage of any Swing Line Loan, interest in respect of such Applicable (USD/MC) Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) Optional.

(i) Committed Loans. Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than Noon (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, Canadian Dollars or Mexican Pesos, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies (other than Canadian Dollars or Mexican Pesos), and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) Swing Line Loans. The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) Excess Outstandings.

(A) If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount at least equal to such excess; provided, however, that, subject to the provisions of Section 2.16(a), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i)(A) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(B) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(C) On the first day of each Seasonal Decrease Period, the Borrowers shall immediately repay Committed (USD/MC) Loans, Swing Line Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) in an aggregate amount sufficient to reduce the Total (USD/MC) Outstandings as of such date to an amount not to exceed 100% of the Aggregate (USD/MC) Commitments then in effect.

(D) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Committed (MXN) Loans at such time exceeds an amount equal to 105% of the Aggregate (MXN) Commitments then in effect, then, within two Business Days after receipt of such notice, the Designated Mexican Borrowers shall prepay Committed (MXN) Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate (MXN) Commitments then in effect.

(c) No Effect on Obligations of Foreign Obligors. In accordance with Section 2.19, the obligations of each Foreign Obligor with respect to prepayment of Loans shall not exceed their respective share of the Obligations in respect of the Loans to which such prepayment is to be applied.

2.06 Termination or Reduction of Commitments.

(a) The Company may, upon notice to the Administrative Agent, terminate the Aggregate (USD/MC) Commitments or the Aggregate (MXN) Commitments, or from time to time permanently reduce the Aggregate (USD/MC) Commitments or the Aggregate (MXN) Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than Noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce (A) the Aggregate (USD/MC) Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total (USD/MC) Outstandings would exceed the Aggregate (USD/MC) Commitments or (B) the Aggregate (MXN) Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total (MXN) Outstandings would exceed the Aggregate (MXN) Commitments, (iv) if, after giving effect to any reduction of the Aggregate (USD/MC) Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate (USD/MC) Commitments, such Sublimit shall be automatically reduced by the amount of such excess and (v) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate (USD/MC) Commitments or Aggregate (MXN) Commitments. The amount of any such Aggregate (USD/MC) Commitment reduction or Aggregate (MXN) Commitment reduction shall not be applied to the Alternative Currency Sublimit unless otherwise specified by the Company. The amount of any such Aggregate (USD/MC) Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate (USD/MC) Commitments shall be applied to the USD/MC Commitment of each Lender according to its Applicable (USD/MC) Percentage. Any reduction of the Aggregate (MXN) Commitments shall be applied to the MXN Commitment of each Lender according to its Applicable (MXN) Percentage. All fees accrued until the effective date of any termination of the Aggregate (USD/MC) Commitments or Aggregate (MXN) Commitments, as the case may be, shall be paid on the effective date of such termination.

(b) The Aggregate (USD/MC) Commitments shall automatically be reduced, on a pro rata basis among the applicable Lenders, by $100,000,000 immediately following the effectiveness of the Closing Date and as of the first day of each Seasonal Decrease Period; provided that, the Company may elect, in its sole discretion, to maintain the Aggregate (USD/MC) Commitments during any Seasonal Decrease Period at the same level as in effect during the then current Seasonal Increase Period by giving the Administrative Agent notice of the same not later than the 10th Business Day preceding the first day of such Seasonal Decrease Period (the “Seasonal Commitment Notice”). The Aggregate (USD/MC) Commitments shall be automatically increased, on a pro rata basis among the Lenders, by $100,000,000 as of the first day of each Seasonal Increase Period following a Seasonal Decrease Period for which a Seasonal Commitment Notice was not provided.

2.07 Repayment of Loans. (a) Each Borrower (other than any Designated Mexican Borrower) shall repay to the Committed (USD/MC) Lenders on the Maturity Date the aggregate principal amount of Committed (USD/MC) Loans made to such Borrower outstanding on such date.

(b) Each Designated Mexican Borrower shall repay to the Committed (MXN) Lenders on the Maturity Date the aggregate principal amount of Committed (MXN) Loans made to such Borrower outstanding on such date.

(c) The Company shall repay each Swing Line Loan on the Maturity Date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to, at the election of the Company, (x) the Base Rate plus the Applicable Rate or (y) such other rate, if any, as may be separately agreed upon by the Company and the Swing Line Lender.

(b) (i) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee.

(i) The Company shall pay to the Administrative Agent for the account of each Committed (USD/MC) Lender in accordance with its Applicable (USD/MC) Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate (USD/MC) Commitments exceed the sum of (i) the Outstanding Amount of Committed (USD/MC) Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate (USD/MC) Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period with respect to the Committed (USD/MC) Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of such Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(ii) The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable (MXN) Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate (MXN) Commitments exceed the Outstanding Amount of Committed (MXN) Loans, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times during the Availability Period with respect to the Committed (MXN) Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of such Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Company shall pay to MLPFS and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason (other than a restatement or adjustments due to a change in GAAP or the application thereof, to the extent permitted hereunder), the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Company’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder (the “Termination Date”) but shall terminate on the first anniversary of the Termination Date.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed

Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Designated Borrowers.

(a) Effective as of the date hereof each of the Canadian Borrower and the Mexican Borrower shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.

(b) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Restricted Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Lenders (or all Lenders, in the case of any Applicant Borrower that is a Foreign Subsidiary organized under the laws of a jurisdiction other than a jurisdiction in which any Designated Borrower is organized on the Closing Date) agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the

Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c) The Guaranteed Obligations of the Company and each Designated Borrower shall be joint and several, subject to the limitations set forth more fully in Section 2.19.

(d) Each Restricted Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent (and in the case of each Designated Mexican Borrower, appoints the Company as its comisionista under the Mexican Commerce Code) for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e) The Company may from time to time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(f) Notwithstanding anything herein to the contrary, (i) the Designated Mexican Borrowers shall not be entitled to request any Loans other than a Committed (MXN) Loan and (ii) no Borrower other than a Designated Mexican Borrower shall be entitled to request a Committed (MXN) Loan.

2.15 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate (USD/MC) Commitments or the Aggregate (MXN) Commitments (both during the Seasonal Increase Period and during the Seasonal Decrease Period) by an amount (for all such requests) not exceeding $200,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 or a whole multiple of $5,000,000 in excess thereof, and (ii) the Company may make a maximum of six such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable (USD/MC) Percentage or Applicable (MXN) Percentage, as applicable, of such requested increase; provided that it is understood and agreed that no Lender shall be obligated to provide any such requested increase and each Lender may elect or decline to do so in its sole discretion. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. If necessary to achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, and in the case of any increase to the Aggregate (USD/MC) Commitments, the L/C Issuer and the Swing Line Lender, in each case not to be unreasonably withheld or delayed, the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate (USD/MC) Commitments or Aggregate (MXN) Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase, and the Administrative Agent shall be authorized to make any appropriate adjustments to Schedule 2.01 to reflect such final allocations. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase (which, with respect to any such Loan Party, may, if applicable, be the resolutions entered into by such Loan Party in connection with the incurrence of the Obligations on the Closing Date), and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, to the extent any such representation and warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent any such representation and warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (B) no Default or Event of Default exists and (C) the Company and its Restricted Subsidiaries are in compliance with each financial covenant set forth in Section 7.11, calculated on a Pro Forma Basis pursuant to Section 1.03(c). The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable (USD/MC) Percentages or Applicable (MXN) Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting

Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required (MXN) Lenders”, “Required (USD/MC) Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender which is a Committed (USD/MC) Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable (USD/MC) Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender which is a Committed (USD/MC) Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable (USD/MC) Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders which are Committed (USD/MC) Lenders in accordance with their respective Applicable (USD/MC) Percentages (calculated without regard to such Defaulting Lender’s USD/MC Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving (USD/MC) Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s USD/MC Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and, in the case that a Defaulting Lender is a Committed (USD/MC) Lender, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and, in the case of the Committed (USD/MC) Facility, funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Designation of Unrestricted and Restricted Subsidiaries.

(a) At any time on or after the Closing Date, upon written notice to the Administrative Agent (which written notice shall contain a certification as to the matters set forth in this Section 2.18(a)), the Company may designate any Restricted Subsidiary (along with all Subsidiaries of such Restricted Subsidiary) as an “Unrestricted Subsidiary”; provided that (i) both immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) once designated as an Unrestricted Subsidiary, the Company may re-designate such Subsidiary as a “Restricted Subsidiary” pursuant to Section 2.18(b), but, thereafter, the Company shall not re-designate such Subsidiary as an “Unrestricted Subsidiary” pursuant to this Section 2.18(a), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary (A) if it is a Borrower or a Subsidiary Guarantor, (B) unless each of its direct and indirect Subsidiaries is also designated an Unrestricted Subsidiary pursuant to this Section 2.18(a) or (C) if it is a Subsidiary of a Canadian Borrower and (iv) after giving effect to such designation, the Company and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11 (calculated on a Pro Forma Basis pursuant to Section 1.03(c)).

(b) At any time after the Closing Date and upon written notice to the Administrative Agent (which written notice shall contain a certification as to the matters set forth in this Section 2.18(b)), the Company may re-designate any Unrestricted Subsidiary as a “Restricted Subsidiary”; provided that (i) no Subsidiary holding or owning Equity Interests in such re-designated Restricted Subsidiary shall be an Unrestricted Subsidiary (unless also being re-designated at such time) and (ii) both before and after giving effect to such designation, no Event of Default shall have occurred and be continuing.

(c) Any designation of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary shall be deemed a representation and warranty by the Company that each of the requirements in Section 2.18(a) or Section 2.18(b), as applicable, are satisfied in all respects.

(d) The Unrestricted Subsidiaries as of the Closing Date are set forth on Schedule 2.18.

2.19 Joint and Several Obligations.

(a) To the extent that this Agreement provides that any Guaranteed Obligations hereunder are joint and several, such joint and several obligations shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest, penalties, premiums and late charges, if any, on this Agreement and all additional payments, if any, due pursuant to any other Loan Document shall have been paid and, until such payment has been made, shall not be discharged, affected, modified or impaired upon the happening from time to time of any event, including, without limitation, any of the following (subject to the provisions of applicable Law), whether or not with notice to or the consent of any of the Borrowers:

(i) the waiver, compromise, settlement, release, termination or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all of the Guaranteed Obligations or agreements of any of the Borrowers hereunder or any other Loan Document;

(ii) the failure to give notice to any or all of the Borrowers of the occurrence of a default under the terms and provisions of this Agreement or any other Loan Document;

(iii) the release of any person primarily or secondarily liable for all or any part of the Guaranteed Obligations, whether by Administrative Agent or any other holder of this Agreement or in connection with any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors or similar event or proceeding affecting any or all of the Borrowers or any other person or entity who, or any of whose property, shall at the time in question be obligated in respect of the Guaranteed Obligations or any part thereof; or

(iv) to the extent permitted by law, any other event, occurrence, action or circumstance that would, in the absence of this clause, result in the release or discharge of any or all of the Borrowers from the performance or observance of any obligation, covenant or agreement contained in this Agreement.

(b) Notwithstanding anything to the contrary contained hereunder or in any other Loan Document, it is agreed and understood that (1) each Domestic Obligor shall be jointly and severally liable for all Guaranteed Obligations, (2) each Foreign Obligor (other than any Designated Mexican Borrower) shall only be jointly and severally liable for all Foreign Obligations, including without limitation all Loans, L/C Obligations and other Guaranteed Obligations made to, for the benefit of, or accrued with respect to any Foreign Obligor or Subsidiary thereof and (3) each Designated Mexican Borrower shall be liable solely for its own Foreign Obligations.

2.20 Designated Lenders. Each of the Administrative Agent, the L/C Issuer, the Swing Line Lender and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of such Borrower to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Credit Extensions actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender; provided that for the purposes only of voting in connection with any Loan Document, any participation by any Designated Lender in any outstanding Credit Extension shall be deemed a participation of such Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent or the Loan Party, as required by such Laws, shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent or the Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below; provided that, following such indemnification payment by the Loan Parties, such Lender or the L/C Issuer shall indemnify the Loan Parties in such case for the amount of such indemnification payments made by the Loan Parties to the Administrative Agent.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or the L/C Issuer by the

Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and

(y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be appropriate for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any Tax credit in lieu of a refund) as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the written request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) Defined Terms. For purposes of this Section 3.01, the term “applicable Laws” includes FATCA.

3.02 Illegality.

(a) If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed after the Closing Date material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed (USD/MC) Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(b) If, in any applicable jurisdiction, the Administrative Agent, the L/C Issuer or any Lender or any Designated Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for the Administrative Agent, the L/C Issuer or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension to any Designated Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law), (B) to the extent applicable to the L/C Issuer, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

(a) Generally.

(i) Except in the case of circumstances described in Section 3.03(b), if in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (A) the Administrative Agent determines that (1) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (2) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i)(A) above, “Impacted Loans”), or (B) the Administrative Agent or the Required (USD/MC) Lenders, in the case of the Committed (USD/MC) Facility, or the Required (MXN) Lenders, in the case of the Committed (MXN) Facility, determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required (USD/MC) Lenders or Required (MXN) Lenders, as the case may be, revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

(ii) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i)(A) of this Section, the Administrative Agent, in consultation with the Company and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (A) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i)(A) of this Section, (B) the Required (USD/MC) Lenders, in the case of the Committed (USD/MC) Facility, or the Required (MXN) Lenders, in the case of the Committed (MXN) Facility, notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (C) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

(b) Non-Temporary Situations with Respect to LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, including Section 3.03(a) above, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or the Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (b)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in a LIBOR Quoted Currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein. Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero percent for purposes of this Agreement.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender or the L/C Issuer (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of such Lender or the L/C Issuer under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender or such L/C Issuer then reasonably determines to be relevant).

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered as reasonably determined by such Lender or the L/C Issuer (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of such Lender or the L/C Issuer under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender or such L/C Issuer then reasonably determines to be relevant).

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender or the L/C Issuer may make any Credit Extension to any Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender or the L/C Issuer requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender or the L/C Issuer gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to file any certificate or document reasonably requested by the Borrowers or the Administrative Agent, or designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender or the L/C Issuer requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01 and, in each case, such Lender or the L/C Issuer has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Company may replace such Lender or the L/C Issuer in accordance with Section 10.13.

3.07 Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) USD/MC Loan Notes executed by the Borrowers (other than the Designated Mexican Borrowers) in favor of each Lender requesting USD/MC Loan Notes;

(iii) such powers-of-attorney, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization;

(v) favorable opinions of counsel (including local counsel, as applicable) to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such customary matters concerning the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders as provided herein);

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date;

(viii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three (3) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(d) The Administrative Agent and each Lender shall have received at least five days prior to the Closing Date (i) all documentation and other information reasonably requested by the Administrative Agent or such Lender, as applicable, at least fifteen days prior to the Closing Date in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act; and (ii) with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower.

(e) The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to each of them.

(f) Since December 31, 2017 there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) The absence of any pending or threatened action, suit, investigation or proceeding in any court or before any arbitrator or Governmental Authority that (x) either individually or in the aggregate, if determined adversely to the Company or any Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect, or (y) purports to affect any transaction contemplated under this Agreement or any Loan Document or the ability of any Borrower to perform its respective obligations under this Agreement or any Loan Document.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent any such representation and warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, to the extent any such representation and warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e) In the case of a Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required (USD/MC) Lenders, in the case of a Committed (USD/MC) Loan, or the Required (MXN) Lenders, in the case of a Committed (MXN) Loan, would make it impracticable for such Loan to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03 Conditions to all Committed (MXN) Loans. The obligation of each Committed (MXN) Lender to honor any Request for Credit Extension of Committed (MXN) Loans (other than a Committed Loan Notice requesting only a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent (in addition to satisfaction of the applicable conditions set forth in Section 4.02):

(a) With respect to the initial Committed (MXN) Borrowing by the Mexican Borrower:

(i) The Administrative Agent and each Committed (MXN) Lender shall have received at least five days prior to the requested date of any Committed (MXN) Borrowing (i) all documentation and other information reasonably requested by the Administrative Agent or such Committed (MXN) Lender, as applicable, at least fifteen days prior to the requested date of such Committed (MXN) Borrowing in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act; and (ii) a Beneficial Ownership Certification in relation to the Mexican Borrower, if the Mexican Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(ii) The Administrative Agent shall have received copies of the irrevocable power-of-attorney for lawsuits and collections (pleitos y cobranzas) granted by the Mexican Borrower in favor of the Company formalized before a Mexican notary public in order for the Company to act as its agent for service of process and evidence of the Company’s acceptance to act as such.

(iii) The Administrative Agent shall have received such opinions, documents and certificates referred to in Section 4.01 as may be reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(iv) The Administrative Agent shall have received a duly executed signature page to this Agreement from the Mexican Borrower.

(b) With respect to each Committed (MXN) Borrowing by any Designated Mexican Borrower (including the initial Committed (MXN) Borrowing by such Designated Mexican Borrower):

(i) The Administrative Agent shall have received MXN Loan Notes executed by the Designated Mexican Borrowers in favor of each Committed (MXN) Lender in a principal amount (in Mexican Pesos) equal to such Committed (MXN) Lender’s Applicable Percentage of such Committed (MXN) Loan, each of which shall be originals unless otherwise specified.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Company and its Subsidiaries dated September 30, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries not included in such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There is no litigation, investigation or proceeding pending or, to the knowledge of the Company, threatened in arbitration or before any Governmental Authority, against or affecting the Company or any of its Restricted Subsidiaries that (a) in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document, or (b) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08 Ownership of Property; Liens.

(a) Each of the Company and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Restricted Subsidiary infringes upon any rights held by any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

5.09 Environmental Compliance. Neither the Company nor any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) has become subject to any Environmental Liability that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (iii) has received notice of any claim with respect to any Environmental Liability that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (iv) knows of any basis for any Environmental Liability that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.10 Insurance. The properties of the Company and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates.

5.11 Taxes. The Company and its Restricted Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

5.12 ERISA Compliance; Canadian Pension Plans.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws except as would not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS or is covered by an IRS opinion or advisory letter to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any

ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Each Borrower represents and warrants as of the Closing Date that each Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

(e) Each Canadian Pension Plan is in compliance in all material respects with the applicable provisions of all Canadian Laws except as would not reasonably be expected to have a Material Adverse Effect. Each Canadian Pension Plan is not a registered pension plan established by the Loan Parties or any Restricted Subsidiary thereof. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and each Restricted Subsidiary has made all required contributions to each Canadian Pension Plan.

(f) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Canadian Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no violation of fiduciary duty with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) No Loan Party or Restricted Subsidiary maintains, contributes to, or has any liability or contingent liability with respect to, a Canadian Defined Benefit Pension Plan, that would reasonably be expected to have a Material Adverse Effect.

5.13 Principal Places of Business and Subsidiaries. Schedule 5.13 sets forth (i) the name of, the chief executive office of, the principal place of business of, the ownership interest of the Company in, the jurisdiction of organization of, and the type of, each Subsidiary and whether each such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, in each case as of the Closing Date, and the chief executive office and principal place of business of the Company as of the Closing Date and (ii) to the extent applicable, the true and correct unique identification number of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction. The true and correct U.S. Federal taxpayer identification number of the Company and each Designated Borrower that is a U.S. Subsidiary and a party hereto on the Closing Date is set forth on Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Company, any Person Controlling the Company, or any Restricted Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Company’s reports filed with the SEC and publicly available disclose to the Lenders all agreements, instruments, and corporate or other restrictions to which the Company or any of the Restricted Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No documents, reports (including without limitation all reports that the Company is required to file with the SEC), financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Senior Debt. The Obligations constitute senior debt for purposes of all subordinated debt facilities, if any.

5.18 OFAC. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is or is owned or controlled by individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with applicable Sanctions in all material respects.

5.19 Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.20 Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) To the knowledge of such Foreign Obligor, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.21 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

5.22 Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (or, if earlier, 15 days after the date required to be filed with the SEC) (commencing with the fiscal year ended December 31, 2018), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, 15 days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended March 31, 2019), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available and in any event within ninety (90) days after the end of each fiscal year of each Joint Venture the results of operations of which are included in the consolidated financial statements of the Company, a copy of the annual audited report for such fiscal year for such Joint Venture, containing a combined or consolidated balance sheet of such Joint Venture as of the end of such fiscal year and the related combined or consolidated statements of income, stockholders’ or partners’ equity and cash flows (together with all footnotes thereto) of such Joint Venture for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification or exception, and without any qualification or exception as to scope of audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of such Joint Venture for such fiscal year on a combined or consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such combined or consolidated financial statements has been made in accordance with generally accepted auditing standards; provided that the financial statements required under this clause (c) for each Joint Venture the results of operations of which are included in the consolidated financial statements of the Company shall be in a format substantially similar to the financial statements being provided by the Company to its applicable joint venture partner with respect to such Joint Venture;

(d) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of each Joint Venture the results of operations of which are included in the consolidated financial statements of the Company, an unaudited combined or consolidated balance sheet of such Joint Venture as of the end of such fiscal quarter and the related unaudited combined or consolidated statements of income and cash flows of such Joint Venture for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of such Joint Venture’s previous fiscal year, all certified by the chief financial officer or treasurer of such Joint Venture as presenting fairly in all material respects the financial condition and results of operations of such Joint Venture on a combined or consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that the financial statements required under this clause (d) for each Joint Venture the results of operations of which are included in the consolidated financial statements of the Company shall be in a format substantially similar to the financial statements being provided by the Company to its applicable joint venture partner with respect to such Joint Venture; and

(e) as soon as available, but in any event within 90 days after the end of each fiscal year of each Designated Mexican Borrower (commencing with the fiscal year ending December 31, 2018), a balance sheet of such Designated Mexican Borrower as at the end of such fiscal year, and the related statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that if at any time such audit is no longer available, such financial statements may be company-prepared and shall be certified by the chief executive officer, chief financial officer, treasurer or controller of such Designated Mexican Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Company shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended December 31, 2018), (x) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) containing a listing of each Unrestricted Subsidiary designated as of the date thereof and (y) in the event that any Unrestricted Subsidiaries exist at such time, a summary statement, prepared in good faith by a Responsible Officer of the Company, reflecting adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements;

(b) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation;

(d) promptly, notification of any change in the information in a Beneficial Ownership Certification, if previously provided to a Lender, that would result in a change to the list of beneficial owners identified in such certification; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or any Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, each Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event or any failure by any Loan Party or any Restricted Subsidiary to perform its obligations under a Canadian Pension Plan, in each case which has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(d) of change in the fiscal year of the Company or any Restricted Subsidiary, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the Company.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. The Company will, and will cause each of the Restricted Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws.

(a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(c) Upon written request of the Administrative Agent, submit to the Administrative Agent, at the Company’s sole cost and expense and at reasonable intervals, a report providing an update of the status any environmental, health or safety compliance obligation, remedial obligation or liability, that could, individually or in the aggregate, result in a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company without advance notice; provided, however, that, so long as no Event of Default has occurred and is continuing, the Company shall not be required to reimburse the Administrative Agent or any Lender under this Section for visits, inspections or examinations by representatives of the Administrative Agent or such Lender more frequently than once every twelve-month period.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (i) for working capital, capital expenditures, Permitted Acquisitions and other general corporate purposes not in contravention of any Law or of any Loan Document and (ii) to refinance the Existing Credit Agreement and other Indebtedness existing on the Closing Date. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other similar anti-corruption legislation in other jurisdictions, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any individual or entity that is, at the time of such funding, financing or facilitating, (1) the subject or target of any Sanctions, (2) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (3) located, organized or resident in a Designated Jurisdiction or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.13 Additional Subsidiary Guarantors.

(a) If at any time (x) any Person (other than an Unrestricted Subsidiary or an Excluded Subsidiary) becomes a Material Subsidiary or (y) any Unrestricted Subsidiary (other than an Excluded Subsidiary) that is a Material Subsidiary is re-designated as a Restricted Subsidiary, promptly notify the Administrative Agent thereof and as soon as practicable but in any event within 30 days after such Person becomes a Material Subsidiary or such re-designation, as the case may be, (or, in each case of the foregoing clauses (x) and (y), such longer period to which the Administrative Agent may agree in its sole discretion), cause such Material Subsidiary to (i) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart to the Guaranty and/or such other guaranty document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.01 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (iv) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Without limiting the foregoing, within 30 days (or such longer period to which the Administrative Agent may agree in its sole discretion) after each delivery of financial statements pursuant to Section 6.01(a) or Section 6.01(b), cause one or more Subsidiaries (other than Excluded Subsidiaries) to become Subsidiary Guarantors and take all other actions described in this Section 6.13 as if such Subsidiaries were Material Subsidiaries, to the extent necessary to result in the Consolidated EBITDA and Consolidated Total Assets of the Loan Parties on a consolidated basis to represent no less than 90% of the Consolidated EBITDA and Consolidated Total Assets of the Company and its Restricted Subsidiaries as of the end of the Measurement Period most recently ended for which financial information is available (calculated on a pro forma basis in a manner consistent with the adjustments described in Section 1.03(c) and in a manner consistent with the definition of “Consolidated EBITDA” and “Consolidated Total Assets” but appropriately adjusted to apply to the particular group of Persons in question).

(c) Notwithstanding anything in this Section 6.13 to the contrary, (i) no Excluded Subsidiary shall be required to be a Subsidiary Guarantor and (ii) no Foreign Holding Company or Foreign Subsidiary shall be required to guarantee the Obligations of the Company or any Designated Borrower that is a U.S. Person.

6.14 Anti-Corruption Laws. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, governmental assessments, contributions to Canadian Pension Plans or similar governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or regulations;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, customs bonds, performance bonds and other obligations of a like nature (including, without limitation, Liens in favor of the issuer of such bonds) incurred in the ordinary course of business;

(g) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount of monetary obligations, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(h) judgment and attachment liens not giving rise to an Event of Default under Section 8.01(g) or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(i) Liens securing Indebtedness permitted under Section 7.03(e) and Section 7.03(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the amount of the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving the fixed or capital asset acquired with such Indebtedness;

(j) bank liens with respect to collection of deposits in the ordinary course of business;

(k) any interest or title of a lessor, sublessor, or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the rights, benefits or privileges of such lease or licensing agreement, as the case may be;

(l) the filing of any UCC or PPSA financing statement or foreign equivalent solely as a precautionary measure or required in the case of a Canadian province in connection with any lease transaction otherwise permitted hereunder in which the Company or any Subsidiary is the lessee; and

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(n) Liens on cash deposited into escrow accounts to secure indemnification obligations with respect to any asset sales permitted by Section 7.05(h);

(o) Liens on the assets of Subsidiaries of the Company in favor of the Company or any Designated Borrower, as the case may be, securing Indebtedness permitted under Section 7.03(i);

(p) The pledge by the Company of the WCI Debt in favor of Watsco International, LLC, a Foreign Holding Company, so long as Watsco International, LLC (i) remains a Foreign Holding Company, (ii) does not conduct any business or activities other than the ownership of Equity Interests in one or more CFCs or CFC Debt and/or receivables and (iii) does not incur, and is not otherwise liable for, any material Indebtedness (other than intercompany indebtedness permitted pursuant to Section 7.03(i));

(q) any Lien (i) existing on any asset of any Person at the time such Person becomes such a Restricted Subsidiary of the Company, (ii) existing on any asset of any Person at the time such Person is merged with or into the Company or any such Restricted Subsidiary of the Company or (iii) existing on any asset prior to the acquisition thereof by the Company or any such Restricted Subsidiary of the Company; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes such a Restricted Subsidiary or the date of such merger or the date of such acquisition; and

(r) other Liens on the property or assets of the Company or such Restricted Subsidiary; provided, that (i) the principal amount of the Indebtedness secured by such Liens shall not exceed $45,000,000 in the aggregate at any time outstanding and (ii) no such Liens shall apply to any accounts receivable or inventory of the Company or the Restricted Subsidiaries.

For purposes of this Section, the entry by the Company or any such Restricted Subsidiary into a true lease or true bailment arrangement which contains a provision purporting to grant a lien in the event that such arrangement is determined not to constitute a true lease or true bailment and the filing of a precautionary UCC or PPSA financing statement in connection therewith shall not constitute the creation, incurrence, assumption or sufferance of a Lien unless, under applicable Law, such arrangement is determined not to constitute a true lease or true bailment arrangement and a security interest or other interest in or lien on property or assets of the Company or any such Restricted Subsidiary has in fact been granted or deemed to have been granted.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Company or such Restricted Subsidiary in the form of cash and Cash Equivalents;

(b) loans or advances to officers, directors and employees of the Company or any Subsidiary Guarantor in the ordinary course of business for travel, entertainment, relocation and related expenses;

(c) Investments in Subsidiary Guarantors (and, to the extent such Investments constitute Indebtedness permitted under Section 7.03(i), in other Subsidiaries) and in repurchases of the capital stock of the Company to the extent otherwise permitted hereunder;

(d) Guarantees permitted by Section 7.03;

(e) Investments in the form of Permitted Acquisitions;

(f) Investments permitted under Sections 7.04 and 7.05;

(g) The acquisition of the Equity Interests of Russell Sigler, Inc. (“Sigler”) that are not owned by the Company and its Subsidiaries on the Closing Date (the “Sigler Acquisition”);

(h) Investments of any Person acquired in a Permitted Acquisition; and

(i) any other Investment (including an Acquisition permitted by Section 7.02(e)) so long as (i) both before and after giving effect to such Investment no Default shall have occurred or be continuing and (ii) after giving pro forma effect to such Investment, the Company’s Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00; provided that, if the Consolidated Leverage Ratio at such time is greater than 3.00 to 1.00, the Company or any Restricted Subsidiary may make Investments funded solely from the proceeds of issuances of Equity Interests after the Closing Date so long as such Investments are funded from such proceeds within six (6) months from the date of such issuance.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) (i) Guarantees of the Company or any Loan Party in respect of Indebtedness otherwise permitted hereunder of the Company or any other Loan Party and (ii) Guarantees of any Restricted Subsidiary that is not a Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Restricted Subsidiary that is not a Loan Party;

(d) obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks, and not for purposes of speculation or taking a “market view”;

(e) Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital leases, Synthetic Lease Obligations and purchase money obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that (i) the principal amount of Indebtedness permitted by this clause (e) shall not exceed $30,000,000 in the aggregate at any time outstanding and (ii) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement;

(f) unsecured Indebtedness; provided that such Indebtedness shall be subordinated to the Guaranteed Obligations in a manner reasonably satisfactory to the Administrative Agent;

(g) Indebtedness of Sigler existing at the time of the Sigler Acquisition, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, the Sigler Acquisition and (ii) neither the Borrowers nor any Subsidiary thereof (other than Sigler or any other Person that Sigler merges with or that acquires the assets of Sigler) shall have any liability or other obligation with respect to such Indebtedness;

(h) Private Placement Debt or other Indebtedness incurred after the date hereof in an aggregate principal amount not to exceed $300,000,000 at any time outstanding; provided, however, that no Indebtedness may be incurred under this clause (h) if any negative covenants applicable to such Indebtedness are in conflict with or more restrictive than those contained herein;

(i) Indebtedness of the Company or any Designated Borrower owing to any Subsidiary and of any Subsidiary owing to the Company or any Designated Borrower or any other Subsidiary Guarantor;

(j) Indebtedness of any Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(k) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Voting Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of any Borrower or any Restricted Subsidiary pursuant to any such agreement;

(l) Indebtedness of any Borrower and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services, including Indebtedness arising from the financing by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts, including Additional Obligations and incentive, supplier finance or similar programs;

(m) Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition or other Investment permitted hereunder after the Closing Date in an aggregate principal amount not to exceed $50,000,000; provided that such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof;

(n) Indebtedness incurred in connection with a sale-leaseback transaction permitted under Section 7.05(f);

(o) Guarantees by the Company of local credit facilities entered into by Unrestricted Subsidiaries that are Foreign Subsidiaries; and

(p) other Indebtedness not contemplated by the above provisions in an aggregate principal amount at any time outstanding not to exceed $45,000,000.

7.04 Fundamental Changes. The Company will not, and will not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate into any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any such Restricted Subsidiary (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Company or any such Restricted Subsidiary may merge or amalgamate with a Person if the Company (or such Restricted Subsidiary if the Company is not a party to such merger) is the surviving Person (provided that in the case of an Acquisition permitted by Section 7.02 by a Subsidiary Guarantor, the acquired company may be the surviving Person so long as such acquired company becomes a Subsidiary Guarantor as required by Section 6.13), (ii) any such Restricted Subsidiary may merge or amalgamate into another Restricted Subsidiary; provided, that (A) if any party to such merger or amalgamation is a Designated Borrower or a Subsidiary Guarantor, such Designated Borrower or such Subsidiary Guarantor (as applicable) shall be the surviving Person (and if the non-surviving Restricted Subsidiary was also a Subsidiary Guarantor, the Administrative Agent, upon such event and at the request and expense of the Company and/or the applicable Designated Borrower or the surviving Subsidiary Guarantor, will execute such documents as shall be acceptable to the Administrative Agent and its counsel releasing the non-surviving Subsidiary Guarantor from its obligations under the Guaranty) or (B) if any party to such merger or amalgamation is not a Subsidiary Guarantor, the surviving Person shall execute and deliver to the Administrative Agent an agreement guaranteeing payment of the Obligations in form and substance satisfactory to the Administrative Agent and the Required Lenders to the extent required under Section 6.13, (iii) any such Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Company, a Designated Borrower or to a Subsidiary Guarantor, (iv) any transaction permitted under Section 7.02 or 7.05 and (v) any such Restricted Subsidiary (other than a Designated Borrower or a Subsidiary Guarantor) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided, that any such merger or amalgamation involving a Person that is not a Wholly-Owned Subsidiary that is a Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.02. Notwithstanding the foregoing, in no event shall any Domestic Obligor merge into or consolidate or amalgamate into any Foreign Obligor unless such Domestic Obligor is the surviving Person.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property or other property not necessary for the principal business operations disposed of in the ordinary course of business, whether now owned or hereafter acquired;

(b) Dispositions of inventory and Cash Equivalents in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Company or to a Subsidiary; provided that if the transferor of such property is (i) a Loan Party, the transferee thereof must be a Loan Party and (ii) a Restricted Subsidiary, the transferee thereof must either be a Loan Party or a Restricted Subsidiary;

(e) Dispositions permitted by Sections 7.02 and 7.04;

(f) Dispositions by the Company and its Restricted Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of shall not exceed $30,000,000 in any fiscal year;

(g) the sale, without recourse, other than for misrepresentation, by any such Restricted Subsidiary of the Company of accounts receivable having a value, net of all allowances and discounts, not to exceed during any fiscal year of the Company an aggregate Dollar value of $35,000,000 for all such sales, which receivables shall be payable by Persons who are not United States citizens or organized and existing under the laws of the United States or a state or territory thereof; and

(h) the sale or other disposition of such other assets in an aggregate amount not to exceed an amount which is equal to 10% of Consolidated Total Assets (determined by reference to the Company’s financial statements most recently delivered pursuant to Sections 6.01(a) or 6.01(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to such Sections, the most recent financial statements referred to in Sections 5.05(a) or 5.05(b)) in any fiscal year of the Company (provided that no such sale or disposition may be made after the occurrence or during the continuance of any event or condition which would, or would with the giving of notice or the lapse of time or both, constitute an Event of Default);

provided, however, that any Disposition pursuant to subsections (a) through (f) and subsection (h) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Company, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Company and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d) the Company and its Restricted Subsidiaries may make other Restricted Payments to the extent that, after giving effect thereto, the Consolidated Leverage Ratio shall not be greater than 3.50 to 1.00 (calculated on a Pro Forma Basis pursuant to Section 1.03(c)).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution otherwise permitted under Section 7.04 or any Acquisition permitted under Section 7.02.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on terms and conditions substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in an arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Company and any Subsidiary Guarantor not involving any other Affiliates or between and among any Subsidiary Guarantors not involving any other Affiliates or between and among any Restricted Subsidiaries that are not Subsidiary Guarantors not involving any other Affiliates or (b) any Restricted Payment permitted by Section 7.06(a).

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits, restricts or imposes any condition on the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Company or any Subsidiary Guarantor or to otherwise transfer property to the Company or any Subsidiary Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Company or (iii) of the Company or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; provided, further that (x) this Section shall not apply to restrictions or conditions imposed (A) by law, (B) by the organizational documents of non-Wholly-Owned Subsidiaries to the extent such restrictions only apply to actions by, the assets of, or Equity Interests in, non-Wholly-Owned Subsidiaries, (C) by the documents governing the Private Placement Debt, (D) by documents listed on Schedule 7.09 hereto or (E) by any documents creating a Lien permitted under any of Sections 7.01(a)-(h), (j)-(n) or (q), (y) this Section shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder, and (z) this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period ending after the first full fiscal quarter following the Closing Date to be less than 2.50 to 1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending after the first full fiscal quarter following the Closing Date to be greater than 3.50 to 1.00; provided, however, after the occurrence of any Permitted Acquisition (or series of related transactions for the purpose of or resulting in such Permitted Acquisition) with aggregate consideration in excess of $75,000,000, at the option of the Company, for each of the four consecutive fiscal quarters ending after such option exercise (a “Covenant Holiday”), the Consolidated Leverage Ratio as of the last day of such fiscal quarter shall not exceed 4.00 to 1.00; provided further, however, the Company may opt to use a maximum of two Covenant Holidays during the term of this Agreement.

7.12 Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.13 Anti-Corruption Laws.    Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

7.14 Canadian Defined Benefit Pension Plan. (a) Sponsor, administer, maintain, contribute to, participate in or assume or incur any liability in respect of, any Canadian Defined Benefit Pension Plan, or (b) acquire an interest in any Person if such Person sponsors, administers, maintains, contributes to, participates in or has any liability in respect of, any Canadian Defined Benefit Pension Plan, except, with respect to clauses (a) and (b), Canadian Defined Benefit Pension Plans that do not, in the aggregate, have a solvency deficit in an amount that could reasonably be expected to result in a Material Adverse Effect.

7.15 [Reserved].

7.16 Amendments of Organization Documents; Fiscal Year and Accounting Changes.

(a) Amend any of its Organization Documents in a manner that in the aggregate is materially adverse to the Lenders;

(b) change its fiscal year, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the Company; or

(c) make any significant change in accounting policies or reporting practices, except as required by GAAP.

7.17 Amendment to Material Agreements. The Company will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents (including but not limited to the JV Operating Agreement) in a manner that in the aggregate are materially adverse to the interests of the Lenders in their capacities as lenders, or (b) any Material Agreement in a manner that results in, or could reasonably be expected to result in, a Material Adverse Effect.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a), 6.03, 6.05 (with respect to any Borrower’s legal existence), 6.10, 6.11 or 6.13 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) any Responsible Officer of the Company becoming aware of such failure, or (ii) notice thereof having been given to the Company by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Company or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness described in Section 7.03(g)) having an aggregate principal amount (including principal amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against the Company or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA; Canadian Pension Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, (iii) a Canadian Pension Plan Termination Event shall have occurred that when taken together with other Canadian Pension Plan Termination Events that have occurred, could reasonably be expected to result in liability of the Company in an aggregate amount in excess of the Threshold Amount or (iv) Canadian Loan Party or a subsidiary of a Canadian Loan Party shall fail to make a required contribution to or payment under any Canadian Pension Plan when due, which failure when taken together with other such failures that have occurred, could reasonably be expected to result in liability of the Company in an aggregate amount in excess of the Threshold Amount; or

(i) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto).

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Guaranteed Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Guaranteed Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans and L/C Borrowings and Guaranteed Obligations then owing under Guaranteed Hedge Agreement and Guaranteed Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Guaranteed Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Guaranteed Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and as its comisionista under the Mexican Commerce Code hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Unless expressly set forth herein, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Guaranteed Parties and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the arranger(s), bookrunner(s), syndication agent(s) or documentation agent(s) listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Guaranteed Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Guaranteed Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Guaranty Matters. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents or is designated as an Unrestricted Subsidiary pursuant to and in accordance with Section 2.18.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11 Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless clause (a)(i) above is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:

(i) none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.12 Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements.

Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03 or the Guaranty by virtue of the provisions hereof or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Guaranteed Party Designation Notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements in the case of termination of the Aggregate Commitments or repayment of all other Obligations hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Unless otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(g) change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than as provided in subclause (ii) of this clause (g)) without the written consent of each Lender or (ii) the definition of “Required (USD/MC) Lenders” or “Required (MXN) Lenders” without the written consent of each Committed (USD/MC) Lender or each Committed (MXN) Lender, as the case may be;

(h) release the Company from the Guaranty or all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i) amend the definition of “Seasonal Increase Period” or “Seasonal Decrease Period”, or the amount of the reduction in the Aggregate (USD/MC) Commitments during the Seasonal Decrease Period, without the written consent of each Lender; or

(j) change any provision of Section 2.14(b) specifying the number or percentage of Lenders required to agree to permit an Applicant Borrower to constitute a Designated Borrower without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for a breach in bad faith of such Indemnitee’s express obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(g) One Counsel. Notwithstanding anything contrary contained in the Loan Documents, Obligations and Additional Obligations of the Loan Parties with respect to legal fees and expenses shall be limited to one counsel for the Administrative Agent and all Lenders collectively (plus, in the case of one or more actual or potential conflicts of interest, one or more additional counsel for each class of similarly situated Persons) and, if reasonably necessary, of one local counsel for the Administrative Agent and all Lenders collectively in each relevant jurisdiction and one regulatory counsel in each relevant jurisdiction.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required in respect of any USD/MC Commitment or MXN Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer and the consent of the Swing Line Lender shall be required for any assignment in respect of the Committed (USD/MC) Facility.

The parties hereby agree that Merrill Lynch, Pierce, Fenner & Smith Incorporated (but not Bank of America, N.A.) may, without notice to any Borrower, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code or U.S. Treasury Regulations, including under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its USD/MC Commitment and Committed (USD/MC) Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Committed (USD/MC) Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Committed (USD/MC) Lenders to make Base Rate Committed (USD/MC) Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Committed (USD/MC) Lenders to make Base Rate Committed (USD/MC) Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or any Related Party thereof. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Company or any Related Party thereof relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Related Party thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties; Release. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The Administrative Agent agrees to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents or is designated as an Unrestricted Subsidiary pursuant to and in accordance with Section 2.18. At such time as the principal and interest on the Loans, all L/C Obligations, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than Additional Obligations and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Company is entitled to replace a Lender or the L/C Issuer pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender or the L/C Issuer and the Administrative Agent, require such Lender or the L/C Issuer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender or the L/C Issuer, if a Lender or the L/C Issuer accepts such assignment), provided that:

(a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(c) such assignment does not conflict with applicable Laws; and

(d) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO ANY OTHER JURISDICTION TO WHICH IT MAY BE ENTITLED BY REASON OF DOMICILE, PLACE OF RESIDENCE OR ANY OTHER REASON AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18 USA PATRIOT Act and Canadian AML Act Notice. Each Lender that is subject to the Act (as hereinafter defined) or any Canadian AML Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Canadian AML Acts, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act and the Canadian AML Acts. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Canadian AML Acts.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WATSCO, INC.

By:	/s/ Ana M. Menendez
Name:	Ana M. Menendez
Title:	Assistant Secretary

WATSCO CANADA, INC.

By:	/s/ Ana M. Menendez
Name:	Ana M. Menendez
Title:	Vice President, Finance and Treasurer

CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V.

By:	/s/ Ana M. Menendez
Name:	Ana M. Menendez
Title:	Attorney-in-Fact

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Gavin Shak
Name:	Gavin Shak
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Julia H. Rocawich
Name:	Julia H. Rocawich
Title:	Senior Vice President

BANK OF AMÉRICA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE

By:	/s/ Maria del Rocio Vilchis Mora
Name:	Maria del Rocio Vilchis Mora
Title:	Attorney in fact

Watsco, Inc.

CREDIT AGREEMENT

Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Blakely S. Engel
Name:	Blakely S. Engel
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Stephen R. Garrett
Name:	Stephen R. Garrett
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kenneth R. Fieler
Name:	Kenneth R. Fieler
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robert Lozano
Name:	Robert Lozano
Title:	Senior Vice President

REGIONS BANK

By:	/s/ Cheryl L. Shelhart
Name:	Cheryl L. Shelhart
Title:	Vice President

Watsco, Inc.

CREDIT AGREEMENT

Signature Page

SCHEDULE 1.01

Existing Letters of Credit

Issuer	Number	Inception Date	Expiration Date	Outstanding Issue Amount
Wells Fargo Bank, National Association	SB LC xxx636	06/30/10	08/01/2019	$1,221,741.00

Total Letters of Credit				$1,221,741.00

SCHEDULE 2.01

Commitments and Applicable Percentages

Lender	USD/MC Commitment	Applicable (USD/MC) Percentage	MXN Commitment	Applicable (MXN) Percentage	Aggregate Commitment	L/C Commitment
Bank of America, N.A.	$145,000,000.00	29.471544715%	$0.00	0.000000000%	$145,000,000.00	$10,000,000.00
Bank of América México, S.A., Institución de Banca Múltiple	$0.00	0.000000000%	$5,000,000.00	62.500000000%	$5,000,000.00	$0.00
JPMorgan Chase Bank, N.A.	$82,000,000.00	16.666666667%	$3,000,000.00	37.500000000%	$85,000,000.00	$0.00
Branch Banking and Trust Company	$75,000,000.00	15.243902439%	$0.00	0.000000000%	$75,000,000.00	$0.00
U.S. Bank National Association	$75,000,000.00	15.243902439%	$0.00	0.000000000%	$75,000,000.00	$0.00
Wells Fargo Bank, National Association	$75,000,000.00	15.243902439%	$0.00	0.000000000%	$75,000,000.00	$0.00
Regions Bank	$40,000,000.00	8.130081301%	$0.00	0.000000000%	$40,000,000.00	$0.00

Total	$492,000,000.00	100.000000000%	$8,000,000.00	100.000000000%	$500,000,000.00	$10,000,000.00

SCHEDULE 2.18

Unrestricted Subsidiaries

Name of Entity, Principal Places of Business

Carrier Interamerica Colombia SAS

Calle 100 #8 A-55, Torre C

Oficina 811, World Trade Center

Bogota, Colombia

SCHEDULE 5.05

Supplement to Interim Financial Statements

None

SCHEDULE 5.13

Subsidiaries and Other Equity Investments; Identification Numbers

Name of Entity, Principal Places of Business and Chief Executive Office	Jurisdiction of Organization and Ownership Interest of the Company	Subsidiary Type, Guarantor Status, ID Number (where applicable)

Watsco, Inc. 2665 South Bayshore Drive, Suite 901 Coconut Grove, FL 33133	Florida	59-0778222

AC Doctor LLC 2665 South Bayshore Drive, Suite 901 Coconut Grove, FL 33133	Delaware 100%	Restricted Subsidiary

Air Systems Distributors LLC 2151 W. Hillsboro Blvd., Suite 400 Deerfield Beach, FL 33442	Delaware 100%	Restricted Subsidiary Subsidiary Guarantor

Alert Labs Inc. 132 Queen St S, Unit #2 Kitchener, Ontario Canada N2G 1V9	Ontario 100%	Restricted Subsidiary

Atlantic Service & Supply LLC 2151 W. Hillsboro Blvd., Suite 400 Deerfield Beach, FL 33442	Delaware 100%	Restricted Subsidiary

Baker Distributing Company LLC 14610 Breakers Drive Jacksonville, FL 32258	Delaware 100%	Restricted Subsidiary Subsidiary Guarantor

Baker Realty LLC 14610 Breakers Drive Jacksonville, FL 32258	Florida 100%	Restricted Subsidiary

Boreal International Corporation 2031 NW 79 Avenue Doral, FL 33122	Florida 100%	Restricted Subsidiary

Name of Entity, Principal Places of Business and Chief Executive Office	Jurisdiction of Organization and Ownership Interest of the Company	Subsidiary Type, Guarantor Status, ID Number (where applicable)

Boreal LLC 2031 NW 79 Avenue Doral, FL 33122	Florida 100%	Restricted Subsidiary

Carrier Enterprise, LLC 4300 Golf Acres Drive	Delaware 80%	Restricted Subsidiary
Charlotte, NC 28208

Carrier Enterprise Canada, (G.P.), Inc. 195 Statesman Drive	New Brunswick 60%	Restricted Subsidiary
Mississauga, ON Canada L5S 1X4

Carrier Enterprise Canada, L.P. 195 Statesman Drive	Ontario 60%	Restricted Subsidiary
Mississauga, ON Canada L5S 1X4

Carrier Enterprise Leasing, Inc. 4300 Golf Acres Drive	Delaware 80%	Restricted Subsidiary
Charlotte, NC 28208

Carrier Enterprise Northeast, LLC 1401 Erie Boulevard	Delaware 80%	Restricted Subsidiary
East Syracuse, NY 13210

Carrier Enterprise México, S. de R.L. de C.V. Barranca del Muerto #329-2 San José Insurgentes, Bento Juarez	Mexico City 80%	Restricted Subsidiary CEM110616B59
Mexico City, Mexico 03900

Carrier Enterprise Servicios México S. de R.L. de C.V.	Mexico City 80%	Restricted Subsidiary
Barranca del Muerto #329-2
San José Insurgentes, Bento Juarez
Mexico City, Mexico 03900

Name of Entity, Principal Places of Business and Chief Executive Office	Jurisdiction of Organization and Ownership Interest of the Company	Subsidiary Type, Guarantor Status, ID Number (where applicable)
Carrier Interamerica Colombia SAS Calle 100 #8 A-55, Torre C	Colombia 80%	Unrestricted Subsidiary
Oficina 811, World Trade Center
Bogota, Colombia

Carrier InterAmerica Corporation 10801 NW 103rd Street, Suite 1	U.S. Virgin Islands 80%	Restricted Subsidiary
Miami, FL 33178

Carrier (Puerto Rico), Inc. Calle Diana Final #43 lote P-4	Delaware 80%	Restricted Subsidiary
Amelia Distribution Center
Guaynabo, PR 00968

CE NE International, LLC 4300 Golf Acres Drive	Delaware 80%	Restricted Subsidiary
Charlotte, NC 28208

Comfort Products Distributing LLC 2151 W. Hillsboro Blvd., Suite 400	Delaware 100%	Restricted Subsidiary
Deerfield Beach, FL 33442

Cool Grove Equipment LLC 2665 South Bayshore Drive, Suite 901	Florida 100%	Restricted Subsidiary
Coconut Grove, FL 33133

Cool Grove Realty LLC 2665 South Bayshore Drive, Suite 901	Florida 100%	Restricted Subsidiary
Coconut Grove, FL 33133

Cool Holdings LLC 900 Market Street, Suite 200	Delaware 100%	Restricted Subsidiary
Wilmington, DE 19801

Name of Entity, Principal Places of Business and Chief Executive Office	Jurisdiction of Organization and Ownership Interest of the Company	Subsidiary Type, Guarantor Status, ID Number (where applicable)
East Coast Metal Distributors LLC 1313 South Briggs Avenue	Delaware 100%	Restricted Subsidiary Subsidiary Guarantor
Durham, NC 27703

Gemaire Distributors LLC 2151 W. Hillsboro Blvd., Suite 400	Delaware 100%	Restricted Subsidiary Subsidiary Guarantor
Deerfield Beach, FL 33442

Heating & Cooling Supply LLC 139 Sunset Avenue	California 100%	Restricted Subsidiary Subsidiary Guarantor
City Of Industry, CA 91744

Homans Associates LLC 250 Ballardvale Street	Delaware 100%	Restricted Subsidiary
Wilmington, MA 01887

NSI Supply, Inc. 4050 W Mesa Vista	Nevada 100%	Restricted Subsidiary
Las Vegas, NV 89118

The Florida Ad Company 2151 W. Hillsboro Blvd., Suite 400	Florida 100%	Restricted Subsidiary
Deerfield Beach, FL 33442

Three States Supply Company LLC 666 E. H. Crump Blvd.	Tennessee 100%	Restricted Subsidiary
Memphis, TN 38126

Tradewinds Distributing Company, LLC 14610 Breakers Drive	Delaware 100%	Restricted Subsidiary
Jacksonville, FL 32258

Tradewinds Flight Services LLC 2665 South Bayshore Drive, Suite 901	Delaware 100%	Restricted Subsidiary
Coconut Grove, FL 33133

Name of Entity, Principal Places of Business and Chief Executive Office	Jurisdiction of Organization and Ownership Interest of the Company	Subsidiary Type, Guarantor Status, ID Number (where applicable)
Watsco Canada, Inc. 195 Statesman Drive	New Brunswick 100%	Restricted Subsidiary 82439 7087 RC0001
Mississauga, Ontario, Canada L5S 1X4		(Canada)

Watsco Canada Finance Corp. 195 Statesman Drive	New Brunswick 100%	Restricted Subsidiary
Mississauga, Ontario, Canada L5S 1X4

Watsco Holdings, Inc. 2665 South Bayshore Drive, Suite 901	Delaware 100%	Restricted Subsidiary Subsidiary Guarantor
Coconut Grove, FL 33133

Watsco Holdings II, Inc. 2665 South Bayshore Drive, Suite 901	Delaware 100%	Restricted Subsidiary Subsidiary Guarantor
Coconut Grove, FL 33133

Watsco Holdings III, LLC 2665 South Bayshore Drive, Suite 901	Delaware 100%	Restricted Subsidiary Subsidiary Guarantor
Coconut Grove, FL 33133

Watsco International, LLC 2665 South Bayshore Drive, Suite 901	Delaware 100%	Restricted Subsidiary
Coconut Grove, FL 33133

Watsco Investments LLC 2665 South Bayshore Drive, Suite 901	Delaware 100%	Restricted Subsidiary
Coconut Grove, FL 33133

Watsco Ventures LLC 2665 South Bayshore Drive, Suite 901	Florida 100%	Restricted Subsidiary
Coconut Grove, FL 33133

Other Equity Investments

Description

Russell Sigler, Inc.

9702 W Tonto St

Tolleson, AZ 85353

36.3% ownership held

Wolseley plc

50,000 shares held

SCHEDULE 7.01

Existing Liens

•

Purchase money liens and operating leases in favor of suppliers, lessors, landlords or lenders with respect to certain items of real property or equipment, including forklifts, office equipment, warehouse equipment, telephone systems, computer software and hardware equipment, machinery and vehicles including:

GELCO Corporation dba GE Fleet Services

Presidio Technology Capital, LLC

Wells Fargo Equipment Finance

Unifi Equipment Finance Inc.

Everbank Commercial Finance, Inc.

Thompson Tractor Co., Inc.

Webbank

Ele Funding, LLC

Raymond Leasing Corporation

IBM Credit LLC

•	Consignment arrangement with Carrier Corporation relating to heating and cooling equipment (inventory) sold by certain subsidiaries of the Company.

SCHEDULE 7.03

Existing Indebtedness

CREDIT AGREEMENT
Short-term borrowings under an existing credit line established by our Mexican subsidiary. This line of credit matures June 2019.	MXN 75,000,000

CAPITAL LEASE OBLIGATIONS
The Company and subsidiaries in the ordinary course of business enter into various capital leases, equipment and vehicles notes, with principal amounts outstanding payable at varying maturities	$347,000

SCHEDULE 7.09

Burdensome Agreements

•	Operating Agreement of Carrier Enterprise, LLC (Amended and Restated)

•	Operating Agreement of Carrier Enterprise Northeast, LLC

•	Amended and Restated Limited Partnership Agreement between Carrier Enterprise Canada (G.P.), Inc. and Watsco Canada, Inc. and UTC Canada Corporation

•	Shareholders’ Agreement between Carrier Enterprise Canada (G.P.), Inc. and Watsco Canada, Inc. and Carlyle Scroll Holdings, Inc.

SCHEDULE 10.02

Administrative Agent’s Office; Certain Addresses for Notices

COMPANY and each other Loan Party:

Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Coconut Grove, FL 33133

Attention:        Ana M. Menendez

Telephone:       305-714-4100

Facsimile:          305-848-4492

E-Mail:               amenendez@watsco.com

Website:             http://investors.watsco.com/sec-filings

ADMINISTRATIVE AGENT:

For Payments and Requests for Credit Extensions:

Bank of America, N.A.

2380 Performance Drive, Building C

Mailcode:         TX2-984-03-23

Richardson,       TX 75082

Attention:          Angie Hidalgo

Telephone:        469-201-9956

Facsimile:         214-416-0555

E-Mail:             angie.hidalgo@baml.com

Wiring Instructions – U.S. Dollars:

Bank:                Bank of America, N.A.

ABA No.:         026009593

Account No.:    1366072250600

Reference:        Watsco, Inc.

Attention:         Angie Hidalgo

Telephone:        469-201-9956

Facsimile:         214-416-0555

Wiring Instructions – Foreign Currencies:
Currency CAD:
Beneficiary Bank:	Bank of America Canada (BOFACATT)
Beneficiary Account No.:	711465090227
Beneficiary:	Bank of America NA
Reference:	Watsco, Inc.

Currency EUR:
Beneficiary Bank:	Bank of America NT and SA (BOFAGB22)
Beneficiary Account No.:	GB89BOFA16505095687029
Beneficiary:	Bank of America NA
Reference:	Watsco, Inc.

Currency GBP:
Beneficiary Bank:	Bank of America NT and SA (BOFAGB22)
Beneficiary Account No.:	GB90BOFA16505095687011
Beneficiary:	Bank of America NA
Reference:	Watsco, Inc.

Currency MXN:
BBVA Bancomer
Beneficiary Bank:	Bank of America México, S.A. Institución de Banca Múltiple
Beneficiary Account No.:	0447383886
CLABE:	012180004473838865
Reference:	Carrier Enterprise México

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

2380 Performance Drive, Building C

Mailcode: TX2-984-03-26

Richardson, TX 75082

Attention:     Gavin Shak

Telephone:   214-209-0529

Facsimile:     214-530-3108

E-Mail:         gavin.shak@baml.com

L/C ISSUER:

Trade Operations:

Bank of America, N.A.

1 Fleet Way

Mailcode: PA6-580-02-30

Scranton, PA 18507

Attention:     Charles Herron

Telephone:   570-496-9564

Facsimile:     800-755-8743

E-Mail:         scranton_standby_lc@bankofamerica.com

SWING LINE LENDER:

For Payments and Requests for Credit Extensions:

Bank of America, N.A.

2380 Performance Drive, Building C

Mailcode: TX2-984-03-23

Richardson, TX 75082

Attention:     Angie Hidalgo

Telephone:   469-201-9956

Facsimile:     214-416-0555

E-Mail:         angie.hidalgo@baml.com

Wiring Instructions – U.S. Dollars:

Bank:              Bank of America, N.A.

ABA No.:        026009593

Account No.:  1366072250600

Reference:      Watsco, Inc.

Attention:        Angie Hidalgo

Telephone:      469-201-9956

Facsimile:       214-416-0555

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

☐ A Borrowing of [Committed (USD/MC) Loans] [Committed (MXN) Loans]

☐ A conversion or continuation of Committed (USD/MC) Loans

☐ A continuation of Committed (MXN) Loans

1.	On __________________________________________ (a Business Day).

2.	In the amount of _______________________________.

3.	Comprised of __________________________________.

[Type of Committed Loan requested]

4.	In the following currency: ________________________

5.	For Eurocurrency Rate Loans: with an Interest Period of __________.

6.	On behalf of ___________________[1] [insert name of applicable Designated Borrower].

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

WATSCO, INC.

By:
Name:
Title:

[1]	To be a Designated Mexican Borrower if a Committed (MXN) Borrowing. May not be a Designated Mexican Borrower if a Committed (USD/MC) Borrowing.

A - 1

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On _______________ (a Business Day).

2.	In the amount of $_______________.

3.	With an interest rate of ____________.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

WATSCO, INC.

By:
Name:
Title:

B - 1

Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF USD/MC LOAN NOTE

Date:                     ,

FOR VALUE RECEIVED, the undersigned (individually and collectively, the “Borrower”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan is denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This USD/MC Loan Note (this “Note) is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

C-1 - 1

Form of USD/MC Loan Note

[WATSCO, INC.

By:
Name:
Title:

WATSCO CANADA, INC.

By:
Name:
Title:
]

OR

[APPLICABLE DESIGNATED BORROWER][2]

By:
Name:
Title:

[2]	Not to be any Designated Mexican Borrower.

C-1 - 2

Form of USD/MC Loan Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan made	End of Interest Period	Amount of Principal or Interest Paid this Date	Outstanding Principal Balance This Date	Notation Made by

C-1 - 3

Form of USD/MC Loan Note

EXHIBIT C-2

FORM OF MXN LOAN NOTE

See attached.

C-2 - 1

Form of MXN Loan Note

PROMISSORY NOTE NOT TRANSFERABLE BY ENDORSEMENT	PAGARÉ NO NEGOCIABLE

MXN$ .00	MXN$ .00

FOR VALUE RECEIVED, the undersigned, CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V. (the “Borrower”), by this Promissory Note unconditionally promises to pay to the order of (the “Bank”), the principal sum of MXN$ .00 ( Pesos 00/100, lawful currency of Mexico) payable on the Maturity Date (as defined below).	POR VALOR RECIBIDO, la suscrita, CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V. (el “Deudor”), por este Pagaré promete incondicionalmente pagar a la orden de (el “Banco”), la suma principal de MXN$ .00 ( de Pesos 00/100, moneda de curso legal de México), pagadera en la Fecha de Vencimiento (según se define más adelante).

The Borrower also unconditionally promises to pay to the Bank, interest on the unpaid principal amount of this Promissory Note, from the date hereof until the Maturity Date, calculated in respect to each day during each Interest Period (as defined below), at a rate per annum equal to the Interest Rate (as defined below), applicable during each Interest Period. Interest shall be payable in arrears, on the Interest Payment Dates (as defined below), provided that upon any repayment or prepayment of any principal amount of this Promissory Note, interest accrued and unpaid on the principal amount repaid or prepaid, shall be payable on the date of such repayment or prepayment.	El Deudor promete, asimismo, incondicionalmente pagar al Banco, intereses sobre el saldo insoluto de principal de este Pagaré, desde la fecha del presente hasta la Fecha de Vencimiento, calculados por cada día de cada Período de Intereses (según se define más adelante), a una tasa anual igual a la Tasa de Interés (según se define más adelante) aplicable durante cada Período de Intereses. Los intereses se pagarán en forma vencida, en las Fechas de Pago de Intereses (como se define más adelante) en el entendido que en caso de cualquier pago o pago anticipado de cualquier suma principal de este Pagaré, los intereses devengados e insolutos sobre la suma pagada o pagada anticipadamente serán pagaderos en la fecha en que se realice dicho repago o prepago.

Any outstanding principal amount and interest (to the extent permitted by applicable law) not paid when due under this Promissory Note, shall bear overdue interest from the day on which the default occurs, for each day until paid, payable on demand, at a rate per annum equal to the sum of the Interest Rate applicable during each Interest Period plus 2.00%.	Cualquier saldo insoluto de principal y de intereses (en la medida permitida por la legislación aplicable) que no sea pagado a su vencimiento conforme a este Pagaré, devengará intereses moratorios a partir del día en que ocurra el incumplimiento y por cada día hasta que sea pagado el monto en mora, pagaderos a la vista, a una tasa anual igual a la suma de la Tasa de Interés aplicable durante cada Período de Intereses más 2.00%.

Ordinary and overdue interest hereunder shall be calculated on the basis of the actual number of days elapsed (including the first day but excluding the last day), during a year of 360 days.	Los intereses ordinarios y moratorios conforme al presente serán calculados sobre la base del número de días efectivamente transcurridos (incluyendo el primer día pero excluyendo el último), en un año de 360 días.

For purposes of this Promissory Note, the following terms shall have the following meanings:	Para efectos de este Pagaré, los siguientes términos tendrán los siguientes significados:

“Administrative Agent” means Bank of America, N.A.	“Agente Administrativo” significa Bank of America, N.A.

“Applicable Rate” means 1.650%.	“Margen Aplicable” significa 1.650%.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Mexico City, Mexico are authorized by law to close.	“Día Hábil” significa cualquier otro día distinto de un Sábado, Domingo o cualquier día en el que los bancos comerciales en la Ciudad de Nueva York, Nueva York o en la Ciudad de México, México estén autorizados por ley a cerrar.

“Interest Payment Date” means the last day of each Interest Period.	“Fecha de Pago de Intereses” significa el último día de cada Período de Intereses.

C-2 - 1

Form of MXN Loan Note

“Interest Period” means the period commencing on the date hereof and ending on the date [1][3][6] months thereafter, provided that (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period is to end) shall end on the last Business Day of the calendar month in which such Interest Period is to end, and (iii) no Interest Period shall extend beyond the Maturity Date.	“Período de Intereses” significa el período que comienza en la fecha del presente y que termina el día numéricamente correspondiente que ocurra [1][3][6] (tres) meses después, en el entendido que (i) si cualquier Período de Intereses termina en un día que no sea un Día Hábil, dicho Período de Intereses se extenderá al siguiente Día Hábil salvo que el resultado de dicha extensión sea que dicho Período de Intereses termine en otro mes calendario, en cuyo caso, dicho Período de Intereses terminará el Día Hábil inmediato anterior, (ii) si cualquier Período de Intereses comienza el último Día Hábil de un mes calendario (o en un día respecto del cual no exista un día que corresponda numéricamente en el mes calendario en el que dicho Período de Intereses termine), dicho Período de Intereses terminará el último Día Hábil del mes calendario en el que dicho Período de Intereses termine, y (iii) ningún Período de Intereses terminará después de la Fecha de Vencimiento.

“Interest Rate” means, with respect to each Interest Period, the sum of the TIIE Rate applicable during such Interest Period plus the Applicable Rate.	“Tasa de Interés” significa, respecto de cada Período de Intereses, la suma de la Tasa TIIE aplicable durante dicho Período de Intereses más el Margen Aplicable.

“Maturity Date” means , 2023, provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.	“Fecha de Vencimiento” significa el de de 2023, en el entendido que si dicha fecha no es un Día Hábil, la Fecha de Vencimiento será el Día Hábil inmediato anterior.

“Mexico” means the United Mexican States.	“México” significa los Estados Unidos Mexicanos.

“TIIE Rate” means, for any Interest Period, the rate per annum equal to the Tasa de Interés Interbancaria de Equilibrio for a term of [28][91][182] days (or a comparable or successor rate approved by the Administrative Agent), as published by Banco de México in the Official Gazette of the Federation (Diario Oficial de la Federación) (or such other commercially available source providing such quotations as may be designated by the Administrative Agent in writing from time to time) at or about 12:00 p.m. (Mexico City time) on the first day of such Interest Period, provided that in no event shall the TIIE Rate be less than zero.	“Tasa TIIE” significa, para cualquier Período de Intereses, la tasa de interés anual equivalente a la Tasa de Interés Interbancaria de Equilibrio a plazo de [28][91][182] días (o cualquier tasa similar o que la sustituya que sea aprobada por el Agente Administrativo), que se publique por Banco de México en el Diario Oficial de la Federación (o en cualquier otra fuente disponible que la publique que sea elegida por escrito por el Agente Administrativo en cualquier momento) aproximadamente a las 12:00 p.m. (hora de la Ciudad de México) en el primer día de dicho Período de Intereses, en el entendido que en ningún caso, la Tasa TIIE será menor a cero.

All payments to be made by the Borrower hereunder shall be made free and clear of and without condition or deduction for any setoff or counterclaim, in immediately available funds, no later than 2:00 p.m. (Mexico City time) on the due date, in Mexican Pesos, to the Administrative Agent for the benefit of the Bank, at the account maintained by the Administrative Agent at BBVA Bancomer, CLABE number 012180004473838865, account number 0447383886, Beneficiary Bank of America México, S.A. Institución de Banca Múltiple, Reference Carrier Enterprise México. The Borrower agrees to reimburse upon demand, in like manner and funds, all reasonable and documented costs and expenses of the holder hereof, incurred in connection with the enforcement of this Promissory Note (including all reasonable and documented costs and expenses of counsel).	Todos los pagos que el Deudor deba hacer conforme a este Pagaré se harán libres de y sin deducción o retención alguna por cualquier deducción o compensación, en fondos inmediatamente disponibles, antes de las 2:00 p.m. del día (hora de la Ciudad de Nueva York) de la fecha en que venzan, en Dólares, al Agente Administrativo para el beneficio del Banco, en la cuenta del Agente Administrativo en BBVA Bancomer, CLABE 012180004473838865, número de cuenta 0447383886, Beneficiario Bank of America México, S.A. Institución de Banca Múltiple, Referencia Carrier Enterprise México. El Deudor conviene en rembolsar a la vista, en la misma forma y fondos, todos los costos y gastos razonables y documentados incurridos por el tenedor del presente en relación con el procedimiento de cobro del presente Pagaré (incluyendo todos los costos y gastos razonables y documentados de asesores legales).

C-2 - 2

Form of MXN Loan Note

All payments hereunder shall be made without deduction or withholding for any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, including any interest, additions to tax or penalties applicable thereto, imposed by Mexico or any political subdivision or taxing authority thereof or therein or by any jurisdiction from which the Borrower shall make any payment hereunder, excluding, however, taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits taxes, in each case, imposed as a result of the holder’s hereof being organized under the laws of, or having its principal office or its lending office located in, Mexico or any political subdivision thereof (the “Taxes”). If the Borrower shall be required by applicable law to withhold or deduct any Taxes, then the Borrower shall withhold or make such deductions, shall timely pay the full amount withheld or deducted to the relevant governmental authority in accordance with applicable laws, and shall increase the sum payable hereunder so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable hereunder) the holder hereof receives an amount equal to the sum it would have received had no such withholding or deduction been made.	Todos los pagos a efectuarse al amparo del presente, se harán libres de y sin deducción o retención alguna por cualesquiera impuestos, contribuciones, imposiciones, derechos, deducciones, retenciones, derechos, gastos u otras cargas, presentes o futuros, incluyendo cualesquiera intereses, recargos o multas respecto de los mismos, impuestos por cualquier autoridad fiscal de México o cualquier subdivisión política de México o de cualquier otra jurisdicción desde o a través de la cual el Deudor realice pagos de conformidad con este Pagaré, excluyendo, sin embargo, impuestos determinados o medidos sobre la renta (cualquiera que sea su denominación), impuestos de franquicias e impuestos sobre las ganancias de sucursales, en cada caso, que se impongan como resultado de que el tenedor del presente se encuentre constituido conforme a las leyes de, tenga su oficina principal o su oficina de fondeo en, México o cualquier subdivisión política de México (los “Impuestos”). En caso que el Deudor esté legalmente obligado a llevar a cabo cualquier retención o deducción de cualesquiera Impuestos, el Deudor hará la retención o deducción que se trate, pagará de manera puntal las sumas retenidas o deducidas a la autoridad gubernamental correspondiente de conformidad con la legislación aplicable, y pagará al tenedor del presente las cantidades adicionales (incluyendo deducciones y retenciones aplicables a sumas adicionales pagaderas conforme al presente) que sean necesarias para asegurar que la suma neta recibida por el tenedor de este Pagaré sea igual a la suma que dicho tenedor hubiere recibido si tales retenciones o deducciones no se hubieren llevado a cabo.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, United States of America, provided that if any action or proceeding in connection with this Promissory Note were brought to any courts in Mexico, this Promissory Note shall be deemed to be governed by the laws of Mexico.	Este Pagaré se regirá e interpretará de acuerdo con las leyes del Estado de Nueva York, Estados Unidos de América, en el entendido que si cualquier acción o procedimiento relacionado con este Pagaré se iniciare en los tribunales de México, este Pagaré se considerará regido por las leyes de México.

Any legal action or proceeding arising out of or relating to this Promissory Note shall be brought before the Supreme Court of the State of New York sitting in New York County, the United States District Court of the Southern District of New York, and any relevant appellate court from any thereof, or in any federal competent court sitting in Mexico City, Mexico. The Borrower and the holder hereof expressly waive any right to the jurisdiction of any other courts, to which they may be entitled by reason of their present or future domicile, place of residence or for any other reason.	Cualquier acción o procedimiento que se derive o se relacione con este Pagaré deberá ser instituido ante la Corte Suprema del Estado de Nueva York ubicada en el Condado de Nueva York, las Cortes de Distrito de los Estados Unidos del Distrito Sur de Nueva York y en los tribunales de apelación de los mismos o en cualquier tribunal federal competente localizado en la Ciudad de México, México. El Deudor y el tenedor del presente expresamente renuncian a la jurisdicción de cualesquiera otros tribunales a la que puedan tener derecho en virtud de su domicilio o lugar de residencia presente o futuro, o por cualquier otra causa.

For any notice in Mexico related to this Promissory Note, the Borrower designates its domicile at , Mexico.	Para cualquier aviso en México relacionado con este Pagaré, el Deudor designa la siguiente dirección como su domicilio , México.

The Borrower hereby waives diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever in connection with this Promissory Note.	El Deudor en este acto renuncia a diligencia, demanda, protesto, presentación, notificación o demanda de cualquier naturaleza en relación con este Pagaré.

C-2 - 3

Form of MXN Loan Note

This Promissory Note may only be transferred through ordinary transfer or by any legal means other than endorsement, pursuant to Article 27 of the General Law on Negotiable Instruments and Credit Transactions.	Este Pagaré solo podrá transmitirse por cesión ordinaria o por cualquier otro medio legal distinto al endoso, de conformidad con el Artículo 27 de la Ley General de Títulos y Operaciones de Crédito.

This Promissory Note is executed in both English and Spanish versions. In the case of any conflict or doubt as to the proper construction of this Promissory Note, the English version shall govern, provided that in any action or proceeding brought in any court in Mexico, the Spanish version shall prevail.	El presente Pagaré se suscribe en versiones en inglés y español. En caso de conflicto o duda en relación con la debida interpretación de este Pagaré, la versión en inglés prevalecerá, en el entendido que en cualquier procedimiento iniciado en México, prevalecerá la versión en español.

This Promissory Note consists of 4 (four) pages evidencing one instrument.	Este Pagaré consta de 4 (cuatro) páginas que constituyen un solo instrumento.

IN WITNESS WHEREOF, the Borrower has duly executed this Promissory Note on the date mentioned below.	EN VIRTUD DE LO CUAL, el Deudor ha firmado este Pagaré en la fecha abajo mencionada.

, State of , Mexico, on , .	, , México, el de de .

CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V.

By/Por: ______________	By/Por: ________________
Title/Cargo: Attorney in fact/Apoderado	Title/Cargo: Attorney in fact/Apoderado

C-2 - 4

Form of MXN Loan Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.

3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

Form of Compliance Certificate

[to the best knowledge of the undersigned, during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrowers contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

6. Schedule 2 attached hereto contains a listing of each Unrestricted Subsidiary as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                      ,                     .

WATSCO, INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Consolidated Interest Coverage Ratio (7.11(a))

	A.	The Consolidated EBITDA as of the Statement Date, for the Company and the Restricted Subsidiaries calculated on a consolidated basis for the four consecutive fiscal quarters ending on the above date (“Measurement Period”)[3]:

		1.	Consolidated Net Income for such period:	$	____________

		2.	Consolidated Interest Expense:	$	____________

		3.	income tax expense:	$	____________

		4.	depreciation and amortization (including non-cash, stock based compensation):	$	____________

		5.	cash distributions to any Joint Venture partner, in each case, determined on a consolidated basis in accordance with GAAP:	$	____________

		6.	Total for Measurement Period (The sum of lines I.A.1 through I.A.4 minus I.A.5):[4]	$	____________

[3]	If fewer than four (4) consecutive fiscal quarters of the Company have been completed since the Closing Date, the fiscal quarters of the Company that have been completed since the Closing Date.
[4]

Provided that, in any event and for all periods, non-cash gains or losses on foreign currency translation in connection with the re-measurement of balance sheet assets and liabilities shall be excluded from the calculation of Consolidated EBITDA; provided further that, for the purposes of calculating Consolidated EBITDA for any Measurement Period, (A) if at any time during such Measurement Period (and after the Closing Date), the Company or any of the Restricted Subsidiaries shall have made an Acquisition or converted any Unrestricted Subsidiary into a Restricted Subsidiary, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Acquisition or conversion, as applicable, are factually supportable, and are expected to have a continuing impact, as determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to the Administrative Agent as if any such Acquisition or conversion, as applicable, occurred on the first day of such Measurement Period and (B) if at any time during such Measurement Period (and after the Closing Date), the Company or any of the Restricted Subsidiaries shall have made a disposition of any subsidiary or any division or business line or converted any Restricted Subsidiary to an Unrestricted Subsidiary, Consolidated EBITDA for such Measurement Period shall be calculated as if such disposition or conversion, as applicable, occurred on the first day of such Measurement Period. Consolidated EBITDA of the Company and the Restricted Subsidiaries shall be calculated to exclude therefrom any Consolidated EBITDA directly attributable to Unrestricted Subsidiaries and non-Wholly-Owned Subsidiaries, but shall include (i) all Consolidated EBITDA directly attributable to any such non-Wholly-Owned Subsidiary that is a Loan Party, (ii) all Consolidated EBITDA (less any distributions to the Joint Venture partner (other than the Company or its Subsidiaries) in respect of such non-Wholly-Owned Subsidiary) directly attributable to any such non-Wholly-Owned Subsidiary (x) that is not a Loan Party and (y) all of the assets of which are subject to a perfected security interest in favor of the Company or a Designated Borrower, as the case may be, pursuant to security arrangements reasonably acceptable to the Administrative Agent (it being understood that the only method of perfection shall be (x) the filing of UCC financing statements with respect to assets of the U.S. Subsidiaries, (y) the filing of PPSA financing statements with respect to the assets of the Canadian Subsidiaries and (z) to the extent such equivalent exists, the equivalent with respect to the assets of any other Foreign Subsidiaries or, if no such equivalent exists, such other methods of perfection as are required to achieve substantially equivalent perfection) and (iii) the amount of any cash dividends or distributions actually received in the relevant period by the Company from any such non-Wholly-Owned Subsidiary or any such Unrestricted Subsidiary (x) that is not a Loan Party and (y) all of the assets of which are not subject to a perfected security interest in favor of the Company or a Designated Borrower, as the case may be, pursuant to security arrangements described in clause (ii) above.

Form of Compliance Certificate

	B.	Consolidated Interest Expense as of the Statement Date, for the Company and its Restricted Subsidiaries, as calculated on a consolidated basis in accordance with GAAP for such Measurement Period:

		1.	total cash interest expense, including without limitation, the portion of rent expense of the Company and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP (whether or not actually paid during such period):	$	____________

		2.	the net amount payable (or minus the net amount receivable) under Hedge Agreements during such period (whether or not actually paid or received during such period):	$	____________

		3.	Consolidated Interest Expense for Measurement Period (The sum of lines I.B.1 through I.B.2):	$	____________

	C.	Consolidated Interest Coverage Ratio (Line I.A.6 ÷ Line I.B.3):

II.	Consolidated Leverage Ratio (7.11(b))

	A.	The Consolidated Total Indebtedness as of the Statement Date, for the Company and the Restricted Subsidiaries, without duplication, as calculated on a consolidated basis in accordance with GAAP for such Measurement Period:

		1.	all obligations for borrowed money:	$	____________

		2.	all obligations evidenced by bonds, debentures, notes or other similar instruments:	$	____________

		3.	all obligations in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business):	$	____________

		4.	all obligations under any conditional sale or other title retention agreement(s) relating to property acquired by such Person:	$	____________

Form of Compliance Certificate

	5.	all Capital Lease Obligations:	$	____________

	6.	all obligations, contingent or otherwise, in respect of letters of credit, acceptances or similar extensions of credit:	$	____________

	7.	all Guarantees of the type of Indebtedness described in Lines II.A.1 through II.A.6:	$	____________

	8.	all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person:	$	____________

	9.	all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person[5]:	$	____________

	10.	Off-Balance Sheet Liabilities:	$	____________

	11.	Total for Measurement Period (The sum of lines II.A.1 through II.A.10):	$	____________

B.	Liquidity as of the Statement Date[6]:		$	____________

C.	Consolidated Leverage Ratio (the ratio of a. Line II.A.11 minus Line II.B, divided by b. I.A.6):

[5]	Other than any obligation of a Loan Party or Restricted Subsidiary to acquire any Equity Interests of Sigler that are not owned by the Company and its Subsidiaries on the Closing Date.
[6]

The excess (if any) of (i) the aggregate amount of unrestricted and unencumbered cash maintained by the Company in the United States of America over (ii) $25,000,000; provided that Liquidity shall be equal to $0 if there are any Loans outstanding as of such date.

Form of Compliance Certificate

SCHEDULE 2

to the Compliance Certificate

Unrestricted Subsidiaries

Form of Compliance Certificate

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

E-1 - 1

Form of Assignment and Assumption

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers:	WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), and each other Designated Borrower

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of December 5, 2018, among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment for all Lenders[9]		Amount of Commitment Assigned		Percentage Assigned of Commitment[10]		CUSIP Number
			$	________	$	________	_______	%
			$	________	$	________	_______	%
			$	________	$	________	_______	%

[7.	Trade Date: __________________][11]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee and, if available, its market entity identifier, as appropriate.
[8]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “USD/MC Commitment”, “MXN Commitment”, “L/C Commitment”, etc.).

[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder (or as a percentage of the L/C Commitment of all L/C Issuers, as applicable).
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1 - 2

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][13]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

E-1 - 3

Form of Assignment and Assumption

[Consented to and][1] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:][2]

[___________________________]

By:
Name:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E-1 - 4

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Credit Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

E-1 - 5

Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1 - 6

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

E-2 - 1

Form of Administrative Questionnaire

1

ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY)

CONFIDENTIAL

1. Information as of date (enter date):

3. Legal Name of Lender of Record for Signature Page:
   Markit Entity Identifier (MEI) #:
   Fund Manager Name (if applicable):
   Legal Address from Tax Document of Lender of Record:
   Country:
   Address:
   City: State/Province: Postal Code:

4. Domestic Funding Address:
Street Address:
Suite/ Mail Code:
City: State:
Postal Code: Country:

5. Eurodollar Funding Address (*if different than #4*):
Street Address:
Suite/ Mail Code:
City: State:
Postal Code: Country:

6. Lender's Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:

First Name:
Middle Name:
Last Name:
Title:
Street Address:
Suite/Mail Code:
City:
State:
Postal Code:
Country:
Office Telephone #:
Office Facsimile #:
Work E-Mail Address:
SyndTrak E-Mail Address:

Secondary Credit Contact:

First Name:
Middle Name:
Last Name:
Title:
Street Address:
Suite/Mail Code:
City:
State:
Postal Code:
Country:
Office Telephone #:
Office Facsimile #:
Work E-Mail Address:
SyndTrak E-Mail Address:

Additional SyndTrak User Access:
Enter E-Mail Addresses of any respective contact who should have access to SyndTrak below.

SyndTrak E-Mail Addresses:

CONFIDENTIAL

NOV 2016
Bank of America

ADMINISTRATIVE QUESTIONNAIRE - (MULTICURRENCY) Borrower or Deal Name Watsco, Inc. and Watsco Canada, Inc. Legal Name of Lender or Record tor signature Page Markit Entity Identifier (MEI) #: Fund Manager Name (if applicable): Legal Address from Tax Document of Lender of Record city: State Province Postal Code Domino Funding Address 5. Eurodollar Funding Address then #4): Street Address Street Address Suite. Mali code State Mali code: City: state: City: state: Postal Code: Country Postal Coder Country 6. Lender’s Contact formalin Primary Credit Secondary Credit First Name First Name Middle Name Middle Name Last Name Last Name: Title Title Street Address Street Address Suite-Mali Code: Suite-Mali Code: State City State Postal Code Postal Code Country: Country: Office Telephone #: Office Telephone #: Word E-Mali Address: Work E-Mali Address: Sinatra E-Mali Address SyndTrak E-Mali Address Additional Syndtrak User Access: Enter E-Mall Addresses SyrdTrak E-Mali Addresses:

E-2 - 2

Form of Administrative Questionnaire

2

ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY)

CONFIDENTIAL

Primary Operations Contact:

Secondary Operations Contact:

Does Secondary Operations Contact need copy of notices? YES ☐ NO ☐

Operations Closer Contact:

Letter of Credit Contact:

Draft Documentation Contact or Legal Counsel:

CONFIDENTIAL

NOV 2016

Bank of America

ADMINISTRATIVE QUESTIONNAIRE - (MULTICURRENCY) Primary Operations Contact. Secondary Operations Contact. First M Last First Mi: Last The: The: Street Address Street Address: Suite Mali Code Suite Mali Code City: state: City: state: Postal Code: Country Postal code Country Telephone Facsimile: Telephone Facsimile E-Mail Address E-Mali Address: SyndTrak E-Mali Address SyndTrak E-Mai Address Does Secondary Operators Cornea need copy of notices YES NO? Operations CLOSER Contact: First: M Last: Title: Street Address Suite/ Mail Code City: State: Postal Code Country: Telephone Facsimile E-Mall Address Letter of CredR Contact Draft Documentation Contact or Legal Counsel First M Last f MI: Last Tattle Tattle Street Address Street Address Soft’ Mali Code ^ Suite’ Mali Code Cay stale: cay state: Postal Code Country ^ Postal code Country Telephone Facsimile: . Telephone Facsimile: . E-Mali address E-Mali Address:

E-2 - 3

Form of Administrative Questionnaire

3

ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY)
CONFIDENTIAL

7. Currencies and Jurisdictions in Transaction:

PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION:

☐ USD	☐ EUR	☐ GBP
☐ MXN	☐	☐
☐	☐	☐
☐	☐	☐

PLEASE CHECK BOX IF YOUR INSTITUTION IS LICENSED TO FUND TO BORROWERS LOCATED IN THE FOLLOWING COUNTRIES:

☐ United States	☐	☐
☐ Canada	☐	☐
☐	☐	☐
☐	☐	☐

8. Lender's Payment Instructions:

Please input payment instructions for each respective currency referenced within Section 6 above in fields below. If your respective institution is unable to fund any of the above currencies, please inform e-mail recipient identified in Section 1 of this Administrative Questionnaire Form immediately. If submitting payment instructions under separate cover, please indentify below.

Are Lender Payment Instructions attached separately? YES ☐ NO ☐

If NO, please complete payment instructions on next page.

CONFIDENTIAL

NOV 2016

Bank of America

ADMINISTRATIVE QUESTIONNAIRE - (MULTICURRENCY) USD EUR GBP P LEASE CHECK BOX THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION: 8. Lenders Payment Instructions Are Lender Payment incursions arrached separarly? YES NO if NO. please complete payment: insircuons on next page

E-2 - 4

Form of Administrative Questionnaire

4
ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY)
CONFIDENTIAL

Currency: **US Dollars**
Bank Name:
ABA #:
City: State:
Account #:
Account Name:
Attention:

Currency: EUR
Bank Name:
SWIFT #:
Country:
Account #:
Account Name:
FCC Account #:
FCC Account Name:
Attention:

Currency: GBP
Bank Name:
SWIFT #:
Country:
Account #:
Account Name:
FCC Account #:
FCC Account Name:
Attention:

Currency: MXN
Bank Name:
SWIFT #:
Country:
Account #:
Account Name:
FCC Account #:
FCC Account Name:
Attention:

Currency:
Bank Name:
SWIFT #:
Country:
Account #:
Account Name:
FCC Account #:
FCC Account Name:
Attention:

Currency: _____
Bank Name:
SWIFT #:
Country:
Account #:
Account Name:
FCC Account #:
FCC Account Name:
Attention:

Currency: _____
Bank Name:
SWIFT #:
Country:
Account #:
Account Name:
FCC Account #:
FCC Account Name:
Attention:

Currency: _____
Bank Name:
SWIFT #:
Country:
Account #:
Account Name:
FCC Account #:
FCC Account Name:
Attention:

CONFIDENTIAL

NOV 2016
Bank of America

Lender’s Standby Letter Payment instructions (if applicable) Pay to Bark Name ABA#: City: State Account # Account Name: Attention: Use Lender’s us Dollars term Payment instructions in Section if above? YES NO 10. Lenders Organizational Structure and Tax Status Please refer to the enclosed with forcing tax Instructions Mow and then complete tMs section accorangly: Lender Taxpayer identteacon Number Tax Forr De vireo to Bar* of ‘America check applicable one): W-9 W-88EN W-8BEN-E W-#Eking W-6EXPQ W-SIMY^ Tax Contact First Mt Last Tile: Street Address Sim van code Toy- State: Postal Code: Chantry Telephone Fascine E-Mali Address: SyrdTrak E-Mail Address NON-U.S. LENDER INSTTTUDONS 1. Corpcradorts if your irsctuoori is oiganzed outside or me united Spates, s «3s&fflea as a corporacon or otner ror-*va» mrouyi errny ‘or U S Tedera rcome tax purposes, and is me owrer o’ the merest and omer ncome r recef.e6. you must complete cne or me Toicwng mree ax txms. as aopcase to you nstnutior a) Form w-esosi ocrcace or Foreign states cr BeosTWai Oxner ‘or jnrted States Tax wmndarg and Repororq and a U.S Tax Compiarce Certflcáoe T apciicattei) or Forr W-3BEN-E. o.) Form W-6ECI iCeniTteate <f Foreign Person s Clair thar ircone is Effecsvey Connected *im the Conduct cf a Trade or Susne&s in the Jnrted Statesi. or c.} Form W-8EXP ;Cerrrcate or Foreign Government or Other Foregn Organization for jrited saes T» Wthnoi!*Tg and Repcrtlngi. A U.S. taxpayer loentrcacon nunoer reoureo for any irstnuton suDmrarg a Form w-S EC) it« also reoureo on Form W-3BÊN or Form W-9BEN for ceran nsttuoors oanng me Deneffls of a tax treaty <wn me U.S. =*ease ne’er to me Instructors tier completing me tom appliance lo you# institution. 2 Ftow-Tnrou* Entities ir ytxr nsnutfor is organized outside the U.S.. and s ciass-ned for U.S. federa income tax gooses 3& enter

E-2 - 5

Form of Administrative Questionnaire

5
ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY)
CONFIDENTIAL

9. Lender's Standby Letter of Credit, Commercial Letter of Credit, and Bankers' Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

Bank Name:
ABA #:
City: State:
Account #:
Account Name:
Attention:

Use Lender's US Dollars Wire Payment Instructions in Section #8 above? YES ☐ NO ☐

10. Lender's Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN): __ __-__ __ __ __ __ __ __

Tax Withholding Form Delivered to Bank of America (check applicable one):

W-9 ☐ W-8BEN ☐ W-8BEN-E ☐ W-8ECI ☐ W-8EXP ☐ W-8IMY ☐

NON–U.S. LENDER INSTITUTIONS

1. Corporations:
If your institution is organized outside of the United States, is classified as a Corporation or other non-flow through entity for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (and a U.S. Tax Compliance Certificate if applicable)) or Form W-8BEN-E, b.) Form W-8ECI (Certificate of Foreign Person's Claim that Income is Effectively Connected with the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN or Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution.

2. Flow-Through Entities
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form

CONFIDENTIAL

NOV 2016
Bank of America

Partners. TrjK, Qu3lTVed or iMon-Otained imermedlafy. or other non-U.S. *ow-mrouJt entity, an organic Form12016 Payment instructions (ir appOcaM») Pay to Bark Name ABA#: City: Stae Aocxxrt*: Aocourt Name: Anerr.Br: U— Lender» US Dollar» /drew Payment instructions in Section «6 above? YES MO 10. Lender’s Organizational Structure and Tax Status Please refer to the encored wtthh ofcang tax retractions below and Often complete tn* section accorangly Lender Taxpayeri dentrteacon NumoerrnNp Tax wttnhoang Forr Deliverer to Bank o’ America I check applicable Not W-9 W-88EN W-8BEN-E W-Sect W-6EXP W-Sims Tax Contact First Mt Last Tile: Street Address Guta1 van code City State: Postal Code: Country: Telephone Fascine W E-V3 Address: SyrdTrak E-Mail Address NON-U.S. LENDER INSTITUTIONS Corporations if your insetting is organized outside or ten united States is 3&6tfleo as a Corporate or other non-flow- through erne ‘or U S federa iincome tax purposes, and is ten Denude owner o’ the merest and over noose r reef’s. you must Complete one of the following Three tax tams. a) Form W-68EN ;Citrate of Foreign Status cry Beo^aai Owner ‘or jarred States Tax wtnhctorg and Reprogram and a U.S Tan Compare Certflcáoe T plicate)) or Forr W-3BEN-E. o.) Form W-6ECI iCertlTto3te to Foreign Person s Clam that Income is Effecsvefy Corrected the Conduct of a Trade or Senses n the Jarred States. ore.) Form W-8EXP ;Recreate or Foreign Government or Other Foreign Orgarizt)or for gritted Stales WtrnotaTg and Reporting!. A U.S. tanager loentrcaton runnier retoured tor any instructor sourer a Form W-8 Eke It also recurred or Form W-3BÊN or Form W-9BEN for certain stupors owning ten Deerfly of a tax treaty #ten ne U.S. »ease refer to Tie Instructors *nerd completing ne tom appellate to your institution Flow-Thought if tar Suttor is orçaneed outside the U.S.. and is class-fled for U.S. federa income tax onuses 3s stoner a Partnership. Tryst, Quaalude or Nor-Obtained imermedlary. or other non-U.S. *ow-throuJt entity, an orgnai Form NCV201S

E-2 - 6

Form of Administrative Questionnaire

6

ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY)
CONFIDENTIAL

W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link

IRS Tax Form Tool Kit.pdf

---

11. Bank of America's Payment Instructions:

Input or attach Bank of America's payment instructions for each respective currency referenced within Section 7 below.

US DOLLAR ONLY Payment Instructions:

Pay to: Bank of America, N.A.
ABA # 026009593
New York, NY
Account #: 1366072250600
Attn: Wire Clearing Acct for Syn Loans - LIQ
Ref: Watsco Inc

Foreign Currency Payment Instructions:

Foreign Currency Payment Instruction

CONFIDENTIAL

NOV 2016 Bank of America

W-BIMY Certificate of Foreign Intermediary Foreign Flow- Tax wrjirodng and Reporting i must De competed by the intermedar) togetfer with a withholding statement Flow mourn entrttes o(her rut Quailed imemedanes are retoured 10 pirogue tax forms *or each of Tie inhering Doula o»r*ere Please ‘ever to me nancaons *r\err oompecrvg trvs TDcr. U S LEfCER INSTITUTIONS: If your irsotuoon is ncoraorated cr organized ‘tetra the Jetted States, you must concede and rein Form vv-9 (Request it or Taxpayer KJertfflcaflor Number arc Certffcxon; Pursuant to me language conainea «fitful second of me Croon Agreerrem me app*cave racks form far for insvmoor mus oe compared ana returned on or poor 10 me aa» on wrucfi yocr romunor fieoomes a fender raj»’m»s Cruor Greene Fajfcjre or provide me p<Doper or form twin requested woe Slips your rnsinunon 10 U.S. rax wn/moMlrng ‘Daytona guidance and rtsrucaons 36 to were to submit try»s oxumentadon can De txjnd at tfts link 11 Bank of America’s Payment Instructions Input of matzo Omni o>*»it’s w»< w»veto» tar —tell remit Lufkin rwltrwtc*d mtOtin SacOen f Mn>. L s cooler C-n. • Payment instructions Pay to: Bank of America. NA ABA® 026003593 Ne*You VY Account»: 1366072250600 Attn: wire Clearing Acct for Sync Loans - UQ Ref Watson me Fact>I& qn Ci~enc ,• Payment instructions: forwpn Curtw<y

E-2 - 7

Form of Administrative Questionnaire

EXHIBIT F

FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                      (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Restricted Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a U.S. Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is                     .

Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

F - 1

Form of Designated Borrower Request and Assumption Agreement

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Name:
Title:

WATSCO, INC.

By:
Name:
Title:

F - 2

Form of Designated Borrower Request and Assumption Agreement

EXHIBIT G

FORM OF DESIGNATED BORROWER NOTICE

Date:                     ,

To:	Watsco, Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [                                ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

G - 1

Form of Designated Borrower Notice

EXHIBIT H

FORM OF GUARANTEED PARTY DESIGNATION NOTICE

TO:	Bank of America, N.A., as Administrative Agent

RE:

Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

DATE:	[Date]

[Name of Cash Management Bank/Hedge Bank] (the “Guaranteed Party”) hereby notifies you, pursuant to the terms of the Credit Agreement, that the Guaranteed Party meets the requirements of a [Cash Management Bank] [Hedge Bank] under the terms of the Credit Agreement and is a [Cash Management Bank] [Hedge Bank] under the Credit Agreement and the other Loan Documents.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

[__________________], as a [Cash Management Bank] [Hedge Bank]

By:
Name:
Title:

H - 1

Form of Guaranteed Party Designation Notice

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT J

FORM OF LETTERS OF CREDIT REPORT

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 5, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among WATSCO, INC., a Florida corporation (the “Company”), WATSCO CANADA, INC., a New Brunswick corporation (the “Canadian Borrower”), CARRIER ENTERPRISE MEXICO, S. DE R.L. DE C.V., a limited liability corporation organized under the laws of Mexico (the “Mexican Borrower”), certain Subsidiaries of the Company (such Subsidiaries, together with the Canadian Borrower and the Mexican Borrower, the “Designated Borrowers” and, each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

This report is being delivered pursuant to Section 2.03(l) of the Credit Agreement. Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[APPLICABLE L/C ISSUER]

By:
Name:
Title:

J - 1

Form of Letters of Credit Report